Exhibit 10.56

Execution Copy

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of the 9th day of November, 2020 (the “Execution Date”), by and among: Tabard Holdings Inc., a Delaware corporation (the “Purchaser”), Gresham Worldwide, Inc., a Delaware corporation (the ”Guarantor”), solely for the purposes of Article IX and guaranteeing the Earn-out Payments, if any, the Persons listed on Appendix A attached hereto (collectively, the “Sellers”, and each individually, a “Seller”), and Peter Christopher Lappin, in his capacity as the representative of the Sellers (the “Sellers’ Representative”). The Purchaser, the Sellers, and Sellers’ Representative are each referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Sellers are the legal and beneficial owners of 100% of the issued shares in the capital of Relec Electronics Ltd., a corporation organized under the laws of England and Wales (the “Company”);

WHEREAS, the Purchaser has proposed to acquire the Company pursuant to a share purchase transaction (the “Transaction”) whereby, pursuant to the terms and subject to the conditions of this Agreement, all of the Sellers shall sell to the Purchaser (i) 100% of the issued Class A ordinary shares of the Company (the “Class A Shares”), (ii) 100% of the issued Class B ordinary shares of the Company (the “Class B Shares”), and (iii) 100% of the issued Class D ordinary shares of the Company (the “Class D Shares” and, collectively with the Class A Shares and Class B Shares, the “Shares”), for their pro rata portion (in accordance with the Seller’s respective percentage ownership of the Company as set forth opposite such Seller’s name on Appendix A) of the Purchase Price (as defined herein);

WHEREAS, a portion of the Purchase Price payable by the Purchaser to the Seller shall be placed in escrow by the Purchaser, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein); and

WHEREAS, the obligation of the Parties to effect the contemplated Transactions are subject to the conditions set forth in Article VI hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, including any documents appended hereto as an Exhibit, the following terms shall have the meanings set forth in this Article I:

“Accounting Principles” means Financial Reporting Standard 102, the Financial Reporting Standard applicable in the UK and Republic of Ireland issued pursuant to section 464 of the Companies Act 2006 by the Financial Reporting Council at or prior to the Closing and GAAP, as defined, after the Closing for the purposes of the Earn-out Payments.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, summons, subpoena, inquiry, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, alone or together with other Persons, controls or is controlled by or is under common control with such Person.

“Audited Financial Statements” has the meaning set forth in Section 4.6(a) of this Agreement.

“Balance Sheet” has the meaning set forth in Section 4.6(a) of this Agreement.

“Balance Sheet Date” has the meaning set forth in Section 4.6(a) of this Agreement.

“Business” means the business carried on by the Company as of the Execution Date, namely distributors of power conversion and display products, or any part of it.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in London, England are authorized or required by Law to be closed for business.

“CA 2006” means the United Kingdom Companies Act 2006. “Closing” has the meaning set forth in Section 2.4 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.4 of this Agreement.

“Closing Date Payment” means the aggregate amount of £3,000,000 less the Deposit, as defined, plus the Estimated Cash.

“Closing Working Capital” means (a) the Current Assets of the Company other than the Company Cash less (b) the Current Liabilities of the Company determined as of the open/close of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.3(b)(i) of this Agreement.

“Company Cash” means, with respect to the Company, the aggregate amount of all unrestricted (i) cash on hand, (ii) cash standing to the credit of any account with a bank or other financial institution and (iii) cash equivalents, in each case to which the Company is beneficially entitled as of the last Business Day prior to the Closing Date including the cash to be loaned to the Purchaser and paid to Clarke Willmott LLP pursuant to Section 2.2(e), calculated in accordance with the Accounting Principles set forth on Section 4.6.

“Company Charter Documents” has the meaning set forth in Section 4.4 of this Agreement.

“Company Financial Statements” has the meaning set forth in Section 4.6(a) of this Agreement.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Confidential Information” for purposes of this Agreement shall include, but not be limited to: trade secrets under applicable statutes and the common law, and proprietary information, which may include, without limitation, ideas, concepts, samples, techniques, sketches, drawings, works of authorship, models, inventions, know-how, finances, facilities, development plans, processes, apparatuses, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of each of the Company, and its respective information concerning research, experimental work, development, design details and specifications, engineering, historical and forecasted financial information, accounting software and systems, procurement requirements, purchasing, manufacturing, customer lists, investors, employees including employee email and telephone numbers, business and contractual relationships, business forecasts, sales and merchandising, marketing plans, and information regarding third parties, (whether transferred orally, in writing, visually, electronically or by any other means) furnished (whether before or after the Execution Date or the Closing Date hereof) by the Company or the Sellers or their respective Representatives to the Purchaser , and all analyses, compilations, forecasts, studies or other documents prepared by the Company or the Sellers, or their respective Representatives in connection with the review of, or interest in, the Transaction which contain or reflect any such information. The term Confidential Information will not, however, include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Purchaser or its Representatives or by a third party which reached a duty, (ii) is or becomes available to the Company on a non-confidential basis from a source (other than the disclosing Party or its Representatives) which, is not prohibited from disclosing such Confidential Information to the Purchaser by a legal, contractual or fiduciary obligation, and the Purchaser has no reason to believe that such source may be restricted from making such disclosure, (iii) is independently developed by the Purchaser without use of the Confidential Information as demonstrated by written or documented evidence, or (iv) was known by the Purchaser prior to disclosure to it by the Company, the Sellers or their Representatives.

“Contract” means any contract, mortgage, lease, sublease, loan note, debenture, bond, deed of trust, license, sublicense, purchase order, sales order, undertaking, joint venture, commitment, arrangement, instrument, or other agreement, commitment and legally binding arrangement, whether oral or written, formal or informal.

“Control,” “controlled by” and “under common control with,” as and with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person.

“COVID-19” means the disease known as coronavirus or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, or directive by any Governmental Authority in any country where the Company does business or sells its products and services in connection with or in response to COVID-19.

“Current Assets” means the cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which the Purchaser will not receive the benefit during the initial 12 months following the Closing; and (b) deferred Tax assets, determined in accordance with the Accounting Principles (as applicable) applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, deferred Tax liabilities and the current portion of long term debt, determined in accordance with the Accounting Principles (as applicable) applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Deposit” has the meaning contained in Section 2.2(e).

“Directors” means all of the directors of the Company listed in Schedule 4.25.

“Directors’ Loans Amount” means the aggregate amount of £202,800 drawn by the Sellers as directors’ loans prior to the date of this agreement but repaid prior to the Closing Date.

“Disputed Amounts” has the meaning set forth in Section 2.3(c)(iii) of this Agreement.

“Duly Organized” means the Company has been organized in accordance with all applicable laws of England and Wales and following its organization it appointed officers and directors in accordance with its Memorandum of Association and Articles of Association.

“Earn-out Payments” has the meaning set forth in Section 1 of Exhibit A.

“Employment Agreements” means the JAS Employment Agreement, JMS Employment Agreement and PCL Employment Agreement.

“Encumbrance” means any mortgage, pledge, lien (statutory or otherwise), charge, community property interest, encumbrance, lease, security interest, license, restriction, easement, encroachment, right of way, right of first refusal, condition, covenant, claim, exception, option, equitable interest, right, other interest or other restriction of any kind or nature including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (whether absolute, accrued, disputed, contingent or otherwise).

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law in England and Wales, and any UK Governmental Order or binding agreement with any UK Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Escrow Agent” means Trethowans LLP.

“Escrow Agreement” means the Escrow Agreement subject to English law to be entered into by the Purchaser, the Seller and the Escrow Agent at the Closing, substantially in the form of Exhibit B.

“Estimated Cash” means £2,600,000.

“Excess” has the meaning set forth in Section 2.3(a) of this Agreement.

“Excess Cash” means the amount by which the Company Cash exceeds the Estimated Cash.

“Execution Date” means the date of this Agreement.

“Ex-Im Laws” has the meaning set forth in Section 4.28 of this Agreement.

“Fraud” means an intentional common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on negligence). For avoidance of doubt, Fraud includes reckless conduct.

“GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor institutes concerning the treatment of any accounting matter.

“Good and Marketable Title” means title to the Shares that a bona fide purchaser for value without notice of any adverse claim (or a protected purchaser under Section 8-303 of the Delaware Uniform Commercial Code) would receive. For avoidance of doubt, Good and Marketable Title is superior in right as to any Person with adverse claims even in the event of fraud.

“Governmental Authority” means any United Kingdom and/or foreign federal, state, local or other governmental authority of any kind or nature, including any department, subdivision, commission, board, bureau, regulatory agency, agency or instrumentality thereof, any arbitrator, court or tribunal of competent jurisdiction, and any administrative agency, and any comparable body performing any governmental functions.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantor” means Gresham Worldwide, Inc.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Holdback Amount” or “Escrow Fund” means the sum of £400,000.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short- term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital and operating lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnitee” means the Party or other Person seeking indemnification or damages pursuant to this Agreement.

“Insurance Policies” has the meaning set forth in Section 4.18 of this Agreement.

“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Independent Accountant” has the meaning set forth in Section 2.3(c)(iii) of this Agreement.

“Interim Balance Sheet” has the meaning set forth in Section 4.6(a) of this Agreement.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.6(a) of this Agreement.

“Interim Financial Statements” has the meaning set forth in Section 4.6(a) of this Agreement.

“JAS Employment Agreement” means the employment agreement subject to English law, in agreed form, to be entered into between the Company and John Alfred Stone at Closing, substantially in the form attached hereto as Exhibit C.

“JMS Employment Agreement” means the employment agreement subject to English law, in agreed form, to be entered into between the Company and Jonathan Mark Smith at Closing, substantially in the form attached hereto as Exhibit D.

“Law” means, as to any Person, any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties, the contemplated Transactions and/or the Parties, including the Laws of the United States of America or any jurisdiction therein, England and Wales, and the European Union, the Company Charter Documents, the Memorandum of Associations and Articles of Association, and any statute, rule, regulation, ordinance, code, guideline, constitution, treaty, common law, judicial decision, determination, order (including any injunction, judgment, writ, award or decree), constitution, treaty, common law, or Consent of any Governmental Authority in each case applicable to or binding upon such Person, including the conduct of its business, or any of its assets or revenues or to which such Person or any of its assets or revenues are subject.

“Lease Agreements” refers to the Real Estate leases listed on Appendix B to this Agreement and annexed as Exhibit E to this Agreement.

“Liabilities” means any liabilities, commitments or other obligations of any kind or nature whatsoever, accrued, fixed, absolute, contingent or otherwise, accrued or unaccrued, liquidated or unliquidated, direct or indirect, choate or inchoate, determined, determinable or non-determinable, due or to become due, known or unknown, matured or unmatured or otherwise.

“Losses” means any and all Liabilities, losses, Actions, damages, deficiencies, assessments, judgments, fines, penalties, reasonable costs (including remediation, renewal or response costs, and costs of investigation), and reasonable expenses (including reasonable legal fees and expenses, including reasonable legal fees and expenses incurred in the enforcement of the obligations under this Agreement), provided, that in no event shall the Sellers be liable under this Agreement to the Purchaser for any indirect, special, consequential, exemplary or punitive damages or any multiple of damages or diminution in value, or limitation of any Tax attribute, business interruption, cost of capital, or loss of business reputation or opportunity.

“Marcum” has the meaning set forth in Section 2.3(c)(iii) of this Agreement.

“Material Adverse Effect” means a material adverse effect on the results of operations, assets, business, prospects, or condition (financial or otherwise) of the Company.

“Material Contracts” has the meaning set forth in Section 4.13(a) of this Agreement.

“Material Customers” has the meaning set forth in Section 4.9(a) of this Agreement.

“Material Suppliers” has the meaning set forth in Section 4.9(b) of this Agreement.

“Officers” means all of the officers of the Company listed in Schedule 4.25.

“PCL Employment Agreement” means the employment agreement, subject to English law, in agreed form, to be entered into between the Company and Peter Christopher Lappin at Closing, substantially in the form attached hereto as Exhibit F.

“Permits” means all permits, licenses, certifications, accreditations, franchises, approvals, consents, authorizations, registrations, certificates, grants, directives, guidelines, policies, requirements, concessions, variances, exemptions, identification numbers, and similar rights obtained, or required to be obtained, from any Governmental Authority (including with respect to COVID-19 Measures).

“Person” means any individual, corporation, partnership, limited liability company, trust, association, Governmental Authority or any other entity.

“Personal Data” means: (a) information that can be used to identify an individual either alone or when combined with other personal or identifying information that is linked or linkable to a specific individual, and (b) any other information covered by any applicable data privacy or security Law, each in connection with the operation of the Business.

“Personnel” has the meaning set forth in Section 4.14(a) of this Agreement.

“Post-Closing Adjustment” has the meaning set forth in Section 2.3(a) of this Agreement.

“Privacy Policies” means all published privacy policies and internal privacy policies and guidelines maintained or published by the Company or privacy policies required by applicable Laws.

“Purchase Price” has the meaning set forth in Section 2.2(a) of this Agreement.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser Indemnified Parties” means the Purchaser and any Affiliates.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon as listed in Appendix B.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all equity holders, members, partners, managers, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Disclosure” has the meaning set forth in Section 5.4(a)(i) of this Agreement.

“Resolution Period” has the meaning set forth in Section 2.3(b)(ii) of this Agreement.

“Review Period” has the meaning set forth in Section 2.3(b)(i) of this Agreement.

“Restrictive Period” has the meaning set forth in Section 5.4(e)(ii) of this Agreement.

“Restrictive Territory” has the meaning set forth in Section 5.4(e)(ii) of this Agreement.

“Sanctioned Country” has the meaning set forth in Section 4.28 of this Agreement.

“Sanctions Laws” has the meaning set forth in Section 4.28 of this Agreement.

“Sanctioned Person” has the meaning set forth in Section 4.28 of this Agreement.

“Settlement Agreements” means the settlement agreements, in agreed form, to be entered into between the Company and each of the Sellers at the Closing.

“Seller Indemnified Parties” means the Sellers and their respective Affiliates.

“Sellers’ Representative” has the meaning set forth in the introductory paragraph of this Agreement.

“Shares” means, at any applicable point in time, all of the issued shares in the capital of the Company, which consist of Class A Shares, Class B Shares, and Class D Shares.

“Shortfall” has the meaning set forth in Section 2.3(a) of this Agreement.

“Statement of Objections” has the meaning set forth in Section 2.3(b)(ii) of this Agreement.

“Target Closing Working Capital” means £950,000.

“Transactions” means the purchase of the Shares, and all other transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” means this Agreement, the Employment Agreements, the Settlement Agreements, the Escrow Agreement and each other document or instrument deliverable by a party at the Closing.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, value added production, ad valorem,

transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any related penalties, charges, interest and other additions thereto imposed by a Governmental Authority, whether imposed in the United Kingdom, the United States or elsewhere in the world.

“Termination Fee” means £378,931.41.

“To the knowledge of the Sellers” (and reasonably similar terms) means “to the best of the knowledge and belief of the Sellers, after due inquiry of each Seller and the Directors of the Company.”

“Undisputed Amounts” has the meaning set forth in Section 2.3(b)(iii) of this Agreement. “Union” has the meaning set forth in Section 4.14(b) of this Agreement.

“U.S Legal Fees Payment” means an amount of $10,000 in United States currency in respect of the Sellers’ U.S legal fees.

“Warranty Claim” means a claim for breach of any representation or warranty of the Sellers set forth in Article IV.

ARTICLE II

PURCHASE AND SALE

2.1
Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, the Sellers hereby agree to sell, transfer, convey, assign and deliver to the Purchaser, with full title guarantee, and the Purchaser shall acquire and accept from the Sellers, all and not less than all of the Shares (including the Shares respectively held by each Seller, free and clear of all Encumbrances).

2.2
Purchase Price; Payment of Amounts.

(a)
Purchase Price. The purchase price (the “Purchase Price”) for the Shares shall be sum of £3,000,000; minus the Indebtedness; plus an amount equal to the Company Cash; plus the amount by which the Closing Working Capital exceeds the Target Closing Working Capital, or minus the amount by which the Closing Working Capital is less than the Target Closing Working Capital, all as calculated pursuant to Section 2.3(a); plus the Earn-out Payments, if any, which Earn-out Payments shall be calculated and paid in accordance with Exhibit A.

(b)
Adjustments for Tax Purposes. The parties acknowledge and agree that, for all Tax purposes, the amount of any payment made to the Purchaser (from the Escrow Fund or otherwise) for

(i) any Warranty Claim or Post-Closing Adjustment shall (to the extent permitted by Law) be treated as a reduction of the Purchase Price and, (ii) any Earn-out Payment made to the Sellers pursuant to Exhibit A shall be treated as an increase of the Purchase Price, unless otherwise required by Law.

(c)
Payment of Amounts. All payments to be made to the Sellers under this agreement shall be made in British pounds sterling, by electronic transfer of immediately available funds to a single account designated by the Sellers’ Representative (who is irrevocably authorized pursuant to Section 9.9 by each Seller to receive the same) no later than two Business Days prior to the Closing Date. The

Closing Date Payment and all other payments made by the Purchaser, in respect of the Purchase Price or otherwise, shall be apportioned between the Sellers as set out opposite their respective names in Appendix A. The Purchaser’s payment in accordance with this Section 2.2(c) of any amounts payable under this Agreement shall be a good and valid discharge of the Purchaser’s obligation to pay the sum in question and the Purchaser shall not be liable to any Seller with respect to the application of the monies so paid.

(d)
Directors’ Loans Amount. Prior to Closing the Sellers shall repay all amounts outstanding by way of loans to Directors.

(e)
Payment of Purchase Price. The Purchaser has paid the sum of £378,931.41 (the “Deposit”) to Trethowans LLP as a deposit toward payment of the Purchase Price. If the Closing occurs, the Purchaser shall cause Trethowans LLP to pay the Deposit to the Sellers in the proportions set out in Appendix A. Immediately prior to the Closing, the Sellers shall cause the Company to loan an amount equivalent to the Estimated Cash to the Purchaser (“Closing Loan”), such loan shall be evidenced by a promissory note in the form annexed as Exhibit F-1. The proceeds of the loan shall be deposited with Clarke Willmott LLP (the Sellers’ solicitors) and at Closing Clarke Willmott LLP shall be authorized to pay such amount to the Sellers. The Parties agree that the making of this Closing Loan shall not be deemed to cause the Sellers to breach any representation or warranty contained in Article IV or result in the Sellers breaching any covenant contained in Article V. If the Closing fails to occur as a result of the failure of the Sellers to meet the conditions of Section 6.1, the Deposit shall be returned to the Purchaser. If the Closing fails to occur for any reason other than as a result of the failure of the Sellers to meet the conditions of Section 6.1, the Deposit shall be paid to the Sellers in the proportions set out in Appendix A and the Purchaser shall immediately instruct Trethowans LLP to make such payment. If Closing fails to occur for any reason the Purchaser shall immediately repay the Closing Loan to the Company and Clarke Willmott LLP shall be authorized to pay the proceeds of the Closing Loan to the Company.

2.3
Purchase Price Adjustment.

(a)
Post-Closing Adjustment. Within 60 days after the Closing Date, the Purchaser shall prepare and deliver to the Sellers a statement (the “Closing Working Capital Statement”) setting forth its calculation of the Closing Working Capital and Company Cash which statement shall contain an audited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) which audit shall be in accordance with GAAP, a calculation of Closing Working Capital and Company Cash, a reconciliation of the audited balance sheet to a balance sheet prepared using the Accounting Principles used prior to the Closing and a certificate of the Chief Financial Officer of the Purchaser that the Closing Working Capital Statement and the reconciled balance sheet were prepared in accordance with the Accounting Principles applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end. For the purposes of the Closing Working Capital Statement, payroll costs and invoices for expenses covering a period of time both prior to and after the Closing Date should be allocated based on a time basis during the month, such that payroll costs and expenses relating to the period prior to Closing are borne by the Sellers and payroll costs and expenses relating to the period post Closing are borne by the Purchaser. The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Target Closing Working Capital plus the Excess Cash, if any (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number (an “Excess”), the Purchaser shall pay to the Sellers an amount equal to the Post-Closing Adjustment and if the Post-Closing Adjustment is

a negative number (a “Shortfall”), the Sellers shall pay to the Purchaser an amount equal to the Post- Closing Adjustment. Any payment of a Post-Closing Adjustment (as finally determined in accordance with Section 2.3(b)) shall be paid in accordance with Section 2.3(c).

(b)
Examination and Review.

(i)
Examination. After receipt of the Closing Working Capital Statement, the Sellers’ Representative shall have 45 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Sellers’ Representative and his accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, the Purchaser and/or its accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in the Purchaser’s possession) relating to the Closing Working Capital Statement as the Sellers’ Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of the Purchaser or the Company.

(ii)
Objection. On or prior to the last day of the Review Period, the Sellers’ Representative may object to the Closing Working Capital Statement by delivering to the Purchaser a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for the Seller’s disagreement therewith (the “Statement of Objections”). If the Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Sellers’ Representative. If the Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, the Purchaser and the Sellers’ Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by the Purchaser and the Sellers’ Representative, shall be final and binding.

(iii)
Resolution of Disputes. If the Sellers’ Representative and the Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to Marcum LLP (“Marcum”) or, if Marcum is unable to serve, the Purchaser and the Sellers shall appoint by mutual agreement an impartial independent certified accountant in the UK, who must be employed by a firm registered with the United States Public Company Accounting Oversight Board, agreed upon by the Purchaser and the Sellers’ Representative (or in the absence of such agreement appointed by the President of the Institute of Chartered Accounts in the UK) (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)
Fees of the Independent Accountants. The fees and expenses of the Independent Accountant shall be paid by the Sellers’ Representative (on behalf of the Sellers), on the one hand, and by the Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Sellers’ Representative or the Purchaser, respectively, bears to the aggregate amount actually contested by the Sellers’ Representative and the Purchaser.

(v)
Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable but in any event within 30 days (or such other time as the Sellers’ Representative and the Purchaser shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(c)
Payment of Post-Closing Adjustment. Any payment of the Post-Closing Adjustment owed by the Sellers to the Purchaser shall be paid by the Escrow Agent pursuant to the terms of the Escrow Agreement from the Holdback Amount; provided, however, the Parties acknowledge and agree that that the Holdback Amount shall not be the sole source of the Purchaser’s right to the Post- Closing Adjustment, and that the Sellers shall be liable for any amount of the Shortfall in excess of the Holdback Amount. If the Post-Closing Adjustment is a Shortfall, the Escrow Agent shall, within 10 Business Days after the final determination of the Post-Closing Adjustment distribute the amount of the Post-Closing Adjustment from the Holdback Amount to the Purchaser by wire transfer of immediately available funds to such account as is directed by the Purchaser. If the Post-Closing Adjustment is an Excess, the Purchaser shall pay the amount of the Post-Closing Adjustment to the Sellers in accordance with Article 2.2(c) within 10 Business Days after the final determination of the Post-Closing Adjustment. The balance of the Holdback Amount remaining after any distribution by the Escrow Agent of the Post- Closing Adjustment shall remain held by the Escrow Agent and subject to the terms of the Escrow Agreement.

(d)
Adjustments for Tax Purposes. Any payments made pursuant to Section 2.3 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

2.4
Closing; Closing Date. The consummation of the contemplated Transactions (the “Closing”) shall take place remotely, and shall occur on November 20, 2020, or such later date as all Parties shall agree upon in writing (the “Closing Date”).

2.5
Deliveries at Closing.

(a)
Deliveries at Closing by the Sellers. At the Closing, subject to the terms and conditions of this Agreement, the Sellers shall execute and/or deliver (as applicable), or cause to be executed and/or delivered, to the Purchaser:

(i)
certificates representing all of the Shares, accompanied by duly executed stock transfer forms transferring such Shares to the Purchaser and otherwise in good form for the transfer to the Purchaser of legal ownership of the Shares in accordance with CA 2006, or if any Company Share certificates have been lost or destroyed, an indemnity from such Seller in form and content approved by the Purchaser or its counsel before execution of this Agreement, including a power of attorney coupled with an interest in favor of the Purchaser entitling the Purchaser to exercise all rights, whether voting or otherwise, attaching to such Shares pending registration of share transfers;

(ii)
an irrevocable power of attorney, in agreed form, given by each Seller in favor of the Purchaser (or its nominee) to enable the attorney (or its proxies) to exercise all voting and other rights attaching to the Shares in the period between Closing and registration of the transfer of the Shares in the Company’s register of members;

(iii)
a counterpart to the Employment Agreements, duly executed by each respective Seller;

(iv)
the original or a duly certified copy of any power of attorney under which any of the documents to be delivered to the Purchaser under this Section 2.5 have been executed;

(v)
the registers and other records required to be kept by the Company under the CA 2006, in each case properly written up as at the Closing Date, together with the minute books, common seals (if any), certificates of incorporation and any certificates of incorporation on change of name of Company;

(vi)
certificates that as of the Closing Date the representations and warranties contained in Article IV are true and correct in all material respects, except representations and warranties which are qualified by materiality are true and correct in all respects;

(vii)
a letter from Peter Christopher Lappin, in agreed form, confirming that he has ceased to be a registrable person (within the meaning of section 790C of the CA 2006) in relation to the Company;

(viii)
in relation to the Company: (a) statements from each bank at which the Company has an account (the “Bank Statements”), giving the balance of each account at the close of business on the last Business Day before the Closing Date; (b) all check books of the Company in current use and written confirmation that no check has been written since the date of the Bank Statements; (c) details of the Company’s cash book balances; and (d) reconciliation statements reconciling the Company’s cash book balances and the check books with the Bank Statements;

(ix)
a certificate in the form annexed as Exhibit G that all debts and accounts between the Company and the Sellers (or any person connected with or related to a Seller) have been fully paid or otherwise discharged, except for the Directors Loan Amounts which shall be paid as provided by Section 2.2(d);

(x)
a certificate in the form annexed as Exhibit H confirming the release of all guarantees or other security given by the Company in respect of the liabilities or obligations of any Seller or any other third party;

(xi)
evidence that all charges, mortgages, debentures and guarantees to which the Company is a party and, in relation to each such instrument and any covenants connected with it: (a) a discharge or release in agreed form, duly executed by the relevant lender or charge holder; and (b) if applicable, a duly completed and executed Form MR04 (Statement of satisfaction in full or in part of a charge) except in relation to the debenture in favor of HSBC Bank plc dated 29 June 2018;

(xii)
the Escrow Agreement, duly executed by each of the Sellers;

(xiii)
the Settlement Agreements executed by the Company and each of the Sellers;

(xiv)
a certified copy of the signed minutes, in agreed form, of each of the board meetings held by the Company in which the Company shall have authorized and approved the contemplated Transactions and the execution and delivery by the Sellers of this Agreement, any documents necessary to consummate the contemplated Transactions, including the Transaction Documents to which such Seller is a party, and any other documents referred to in this Agreement as being required to be delivered by the Sellers, including each of the following: (a) the registration of the transfers of the Shares to the Purchaser; (b) the acceptance of the Resignation Letters; (c) the appointment of the persons nominated by the Purchaser as directors of the Company; (d) changing the accounting reference date of the Company to 31 December; (e) changing the registered office of the Company to Gresham House, Telford Road, Salisbury, Wiltshire, SP2 7PH; (f) revoking all existing instructions and authorities to the bankers of the Company and replacing them with new instructions and authorities as the Purchaser requires; and (g) the entry by the Company into the Employment Agreements;

(xv)
certificates that the Directors Loan Amounts have been paid;

(xvi)
such other documents as are required by Article VI or as may be reasonably requested by the Purchaser and approved in good faith by the Sellers that are necessary to consummate the contemplated Transactions and the Closing including a letter agreement between the Parties dated the Closing Date as set out in Exhibit I .

(b)
Deliveries at Closing by the Purchaser. At the Closing, subject to the terms and conditions of this Agreement, the Purchaser shall execute and deliver or cause to be executed and delivered to the Sellers or the Escrow Agent (as applicable):

(i)
the Closing Date Payment by wire transfer designated by each respective Seller;

(ii)
the U.S Legal Fees Payment to the Sellers;

(iii)
the Holdback Amount to the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent as set forth in the Escrow Agreement, to be held for the purpose of securing all or part of the payment and indemnification obligations of the Sellers set forth in this in this Agreement;

(iv)
a duly executed counterpart of the Escrow Agreement;

(v)
a duly executed counterpart of the Employment Agreements;

(vi)
an executed promissory note payable to the Company in the form annexed as Exhibit F-1;

(vii)
a certified copy of the resolutions, in form and substance satisfactory to theSellers, adopted by the board of directors of the Purchaser and the Guarantor authorizing the contemplated Transactions and the execution and delivery, by the officers specified in the resolution, of this Agreement, any documents necessary to consummate the contemplated Transactions, including the Transaction

Documents to which the Purchaser is a party, and any other documents referred to in this Agreement as being required to be delivered by the Purchaser; and

(viii)
such other documents or instruments as may be reasonably requested by the Sellers and approved in good faith by the Purchaser that are necessary to consummate the contemplated Transactions and the Closing including a letter agreement between the Parties dated the Closing Date as set out in Exhibit I.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers that the following statements contained in this Article III are true and correct as of the Execution Date and will be true and correct on the Closing Date:

3.1
Organization and Authority of the Purchaser and the Guarantor. Each of the Purchaser and the Guarantor is a corporation Duly Organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Purchaser and the Guarantor has full corporate power and authority to enter into this Agreement and the Transaction Documents to which each of the Purchaser and the Guarantor is a party, conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the contemplated Transactions. The execution and delivery by each of the Purchaser and the Guarantor of this Agreement and any Transaction Document to which the Purchaser or the Guarantor is a party, the performance by each of the Purchaser and the Guarantor of its obligations hereunder and thereunder and the consummation of the contemplated Transactions have been duly authorized by all requisite corporate action on the part of each of the Purchaser and the Guarantor. This Agreement has been duly executed and delivered by each of the Purchaser and the Guarantor, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of each of the Purchaser and the Guarantor enforceable against each of the Purchaser and the Guarantor in accordance with its terms. When each Transaction Document to which the Purchaser or the Guarantor is or will be a party has been duly executed and delivered by either the Purchaser or the Guarantor (assuming due authorization, execution and delivery by each other Party thereto), such Transaction Document will constitute a legal and binding obligation of each of the Purchaser and the Guarantor enforceable against it in accordance with its terms.

3.2
No Conflicts; Consents. The execution, delivery and performance by each of the Purchaser and the Guarantor of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of either the Purchaser or the Guarantor; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to either the Purchaser or the Guarantor; or (c) require the consent, notice or other action by any Person under any Contract to which either the Purchaser or the Guarantor is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to either the Purchaser or the Guarantor in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the contemplated Transactions, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notice which, in the aggregate, would not have a Material Adverse Effect.

3.3
Investment Purpose. The Purchaser is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. the Purchaser acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

3.4
Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the contemplated Transactions by this Agreement or any Transaction Document based upon arrangements made by or on behalf of the Purchaser.

3.5
Legal Proceedings. There are no Actions pending or, to the Purchaser’s knowledge, threatened against or by either the Purchaser or the Guarantor that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

3.6
Sufficient Funds. The Purchaser and the Guarantor have sufficient cash on hand or other sources of immediately available funds to enable the Purchaser to make the payments under Section 2.2 and consummate the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE SELLERS

Except as set forth in the correspondingly numbered Schedules, the Sellers hereby jointly and severally represent and warrant to the Purchaser that the following statements contained in this Article IV are true and correct as of the Execution Date and will be true and correct as of the Closing Date:

4.1
Organization, Standing and Qualification of the Company. The Company is a corporation Duly Organized and validly existing under the laws of England and Wales. The Company has the full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

4.2
Authorization of Agreement, contemplated Transactions and Transaction Documents. Each Seller has all right, power and authority to execute and deliver this Agreement and each Transaction Document to which he is a party and to perform his obligations hereunder and thereunder and to consummate the contemplated Transactions. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the Purchaser hereto) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each such Seller in accordance with its terms. When each Transaction Document to which any Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by the Purchaser), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against him or it in accordance with its terms.

4.3
Capitalization; Ownership of the Shares; No Encumbrances.

(a)
The Shares being sold by the Sellers constitute 100% of the issued shares in the capital of the Company. The Sellers are the true and lawful registered holders and beneficial owners, of the Shares listed opposite the name of each of the Sellers on Appendix A.

(b)
All issued Shares: (i) are duly authorized, validly issued and fully paid; (ii) were issued in compliance with applicable Law; (iii) are free and clear of all Encumbrances; and (iv) not subject to any preemptive or similar rights created by statute or applicable Law, the Company Charter Documents (as defined below) or any agreement to which the Company is a party.

(c)
(i) No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company or any Seller to issue subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no options, agreements or other Encumbrances of any other person, firm or corporation in existence which could restrict or limit the respective Seller’s ability to transfer to the Purchaser Good and Marketable title to all of its Shares free and clear of all such Encumbrances. Upon consummation of the contemplated Transactions, the Purchaser shall own the Shares, free and clear of all Encumbrances.

(d)
No issued Company Share is subject to vesting or forfeiture rights or repurchase by the Company or any other Person. There are no outstanding or authorized equity interests, whether profits interests, dividend equivalent, profit participation or other similar rights with respect to the Company or any of its securities.

(e)
There are no declared or accrued unpaid distributions with respect to any Shares. All distributions, dividends, repurchases and redemptions of the Shares (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents (as defined below) then in effect, any agreement to which the Company then was a party and in compliance in all material respects with applicable Laws.

(f)
The Purchaser shall be entitled to rely on the Sellers’ respective percentage ownership set forth in Appendix A in making payments under this Agreement and the Purchaser shall not be responsible for the calculations or the determinations regarding such calculations in Appendix A.

4.4
No Conflicts; Consents. None of the execution, delivery or performance of this Agreement, the consummation of the contemplated Transactions, or compliance by the Company or any Seller with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (i) conflict with or violate any provision of the Company’s Memorandum of Association or Articles of Association, in each case as amended (collectively, the “Company Charter Documents”); or any agreement or instrument to which the Company is a party (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; or (iii) require any consent or approval under, violate, conflict with, result in the breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance upon any of the respective properties or assets of the Company pursuant to any material Contract or Permit to which the Company is a party or by which it or any of its properties or assets may be bound or affected. Except as set forth in Schedule 4.4, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required prior to the Closing by or with respect to the Company or any Seller in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the contemplated Transactions.

4.5
No Subsidiaries. Except as set forth in Schedule 4.5, the Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

4.6
Financial Statements.

(a)
Descriptions of the Company’s financial accounting policies, standards, practices, evaluation rules and estimation techniques with respect to revenue recognition, inventory, recording and accrual of expenses, write down of assets, depreciation, and determination of the Company Cash are set forth in Schedule 4.6, each as amended. The Company has provided to the Purchaser true, complete and correct copies of its audited financial statements consisting of the balance sheet of the Company as at February 29, 2020 and February 28, 2019 and the related statements of income and retained earnings, shareholder’s equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at August 31, 2020, as amended and the related statements of income and retained earnings, members’ equity and cash flow for the five-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements (i) were prepared in accordance with the books and records of the Company and using the Accounting Principles applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements), (ii) fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated, (iii) reflect the effects of COVID-19 and COVID-19 Measures on the Company and include adequate provisions to reflect the effects of COVID-19 and COVID-19 Measures on the Company, and (iv) do not reflect any transactions which are not bona fide transactions. The balance sheet of the Company as of February 29, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of August 31 31, 2020, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

(b)
Except as disclosed in the Company Financial Statements or on Schedule 4.6(c), there has been no material change in the financial condition, operations or business of the Company since the Interim Balance Sheet Date.

(c)
The inventories and raw materials of the Company, including those reflected in the Company Financial Statements, are of a quantity and quality usable and saleable in the ordinary course of business within a reasonable period of time and without discount outside of the ordinary course of business, are merchantable and fit and sufficient for their particular purpose, are not slow moving or obsolete based on the Company’s accounting policies and practices and are reasonable in kind and amount in light of the normal needs of the Company. To the knowledge of the Sellers, COVID-19 and COVID- 19 Measures do not prevent the Company from maintaining an adequate quantity of inventory and raw materials, including as a result of any disruption in supply chains affecting the Company’s supply of inventory and raw materials. None of the inventory of the Company is subject to any consignment, bailment, warehousing or similar contract.

4.7
Undisclosed Liabilities. The Company has no Liabilities and there is no existing condition, fact or set of circumstances that could be reasonably expected to result in any Liabilities, of the nature required to be disclosed in the financial statements prepared in accordance with the Accounting Principles, except for (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount, or (c) those set forth in Schedule 4.7.

4.8
Absence of Material Adverse Effect; Distributions. Except as otherwise set forth in Schedule 4.8, since the Balance Sheet Date, the Company has operated only in the ordinary course and since that date, there has not been any change in the business, operations, assets or condition (financial or otherwise) of the Company that has had or might reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as otherwise set forth in Schedule 4.8, since the Balance Sheet Date:

(a)
the Company has not, in a single transaction or a series of related transactions, sold, transferred, or disposed of any of its assets, tangible or intangible, which, individually or in the aggregate, have a fair market value in excess of £25,000, other than sale of products and services in the ordinary course of business;

(b)
the Company has not entered into any Material Contract;

(c)
no Person (including Company and the Sellers) has accelerated, terminated, modified, or cancelled any Material Contract;

(d)
the Company has not incurred any loans or borrowings in excess of £25,000 or granted or suffered to exist any Encumbrance (other than Permitted Encumbrances) upon any of its assets, tangible or intangible;

(e)
the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than £25,000 or outside the ordinary course of business;

(f)
the Company has not made any capital investment in, any loan to, or any acquisition of the securities or (otherwise than in the ordinary course of business) assets of, any other Person (or series of related capital investments, loans, and (otherwise than in the ordinary course of business) acquisition in excess of £25,000;

(g)
the Company has not issued any loan note, bond, or other debt security or created, incurred, assumed, or guaranteed or otherwise become liable for any Indebtedness;

(h)
the Company has not cancelled, compromised, waived, or released any right or claim including forgiveness of indebtedness or any sums due;

(i)
the Company has not licensed, sold or otherwise transferred any rights under or with respect to any material Intellectual Property;

(j)
there has been no change made or authorized in the Company Charter Documents;

(k)
the Company has not issued any shares, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any shares;

(l)
the Company has not directly or indirectly, (i) made, paid or declared any dividend or distribution in respect of its shares, or repurchased or redeemed any shares (ii) paid any interest or principal in respect of, or otherwise made any payment in connection with, any Indebtedness, (iii) paid any management or other fees to the Sellers or any of their respective Affiliates except for the Directors Loans Amounts and salaries and expenses in the ordinary course of business, (iv) made any other payment in respect of any liability, obligation or commitment to the Sellers or any of their respective Affiliates, (v) assumed, guaranteed, or otherwise become liable (directly or contingently) for any liability or obligation of the Sellers or any of their respective Affiliates, or (vi) entered into any other transaction, commitment or understanding with the Sellers or any of their respective Affiliates or for the benefit of any of them;

(m)
the Company has not experienced any damage or destruction to or loss of (whether or not covered by insurance) to its property in excess of £25,000 in the aggregate;

(n)
the Company has not entered into amended or terminated any employment contract, collective bargaining agreement, independent contractor agreement, or consulting agreement written or oral, or materially modified the terms of any existing such contract or agreement;

(o)
except for the Directors’ Loans Amount the Company has not granted any increase in the base compensation of any of its Directors or employees outside the ordinary course of business;

(p)
the Company has not adopted, amended, modified, or terminated any bonus, profit- sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its Directors or employees;

(q)
the Company has not made any other material change in employment terms for any of its Directors, Officers, and employees outside the ordinary course of business;

(r)
the Company has not made or pledged to make any charitable or other capital contribution;

(s)
the Company has not made an election with respect to Taxes that was not previously made, nor has it changed or revoked an election with respect to Taxes that was previously made;

(t)
the Company has not entered into an new line of business or abandoned or discontinued any existing line of business;

(u)
the Company has not failed to comply with any mandatory COVID-19 Measure in any material respects; and

(v)
the Company has not committed or agreed, orally or in writing, to any of the foregoing and the giving of notice by any Person or the passage of time will not result in the occurrence of any of the foregoing.

4.9
Customers and Suppliers.

(a)
Schedule 4.9(a) sets forth (i) each customer of the Company who has paid aggregate consideration to the Company or any Seller for goods or services rendered in an amount greater than or equal to £100,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Schedule 4.9(a), the Company has not received any notice and has no reason to believe, that any of the Material Customers has ceased, or intends to cease before or after the Closing or to otherwise terminate or materially reduce its relationship with the Company, including reducing future orders in an amount which is materially less than the order placed in the most recent fiscal year based upon pounds sterling invoiced (whether as a result of the consummation of the contemplated Transactions, COVID-19, COVID-19 Measures or otherwise).

(b)
Schedule 4.9(b) sets forth (i) each supplier of the Company to whom the Company or any Seller has paid consideration for goods or services rendered in an amount greater than or equal to £100,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Schedule 4.9(b), the Company has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company, including reducing future orders in an amount which is materially less than the orders placed in the most recent fiscal year based upon pounds sterling invoiced (whether as a result of the consummation of the contemplated Transactions, COVID-19, COVID-19 Measures or otherwise).

4.10
Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute, to the Seller’s knowledge, only undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with the Accounting Principles, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. There are no sums due and owing from any of the Sellers. Schedule 4.10 reflects an aging analysis of the unpaid accounts receivable owing to the Company as of the day immediately prior to the Closing Date. The Company has not received any notice indicating that any account debtor does not intend to pay any accounts receivable. To the knowledge of the Sellers, no account debtor is unlikely to pay any accounts receivable whether as a result of COVID- 19 or COVID-19 Measures or otherwise.

4.11
Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are in reasonable operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used and have been maintained in accordance with good industry standards and do not need maintenance or repair, except for ordinary, routine maintenance and repair that is not material in nature or cost.

4.12
Taxes.

(a)
All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed (taking into account all applicable extensions). Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)
The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)
No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns alleging that the Company is, or may be, subject to Tax by that jurisdiction.

(d)
No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)
The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the date of the Interim Financial Statements, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Company Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Company Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)
Schedule 4.12(f) sets forth: (i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired; (ii) those years for which examinations by the taxing authorities have been completed; and (iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g)
All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h)
The Company is not a party to any Action by any taxing authority. There are no pending or to the knowledge of the Sellers threatened Actions by any taxing authority.

(i)
The Company has delivered to the Purchaser copies of all governmental, state, federal, provincial, and local Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending on or after February 29, 2020.

(j)
There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k)
The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, other than commercial Contracts the principal purposes of which are unrelated to Taxes and are set forth on Schedule 4.12(k).

(l)
The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to Tax assessment or deficiency.

(m)
The unpaid Taxes of the Company (i) did not, as of February 29, 2020, exceed its reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the February 29, 2020 Balance Sheet and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(n)
Schedule 4.12(n) sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment.

(o)
The amounts paid to each of the Sellers as salary or other compensation did not violate any United Kingdom or local Laws and will not result in the imposition by any Governmental Authority of any fines, Taxes, charges or penalties of any kind.

4.13
Material Contracts.

(a)
Schedule 4.13 contains a true, complete and correct list of each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Schedule 4.16 and all the Company’s IP Agreements set forth in Schedule 4.17(b) being “Material Contracts”):

(i)
each Contract of the Company involving aggregate consideration in excess of £100,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)
all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)
all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental, or other Liability of any Person;

(iv)
all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or other equity or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets, or otherwise);

(v)
all broker, distributor, dealer, agency, sales promotion, market research, marketing consulting, and advertising Contracts to which the Company is a party;

(vi)
all employment Contracts and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which contain any severance provisions, or are not cancellable without material penalty or without more than 90 days’ notice;

(vii)
except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(viii)
all Contracts with any Governmental Authority to which the Company is a party;

(ix)
all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)
any Contracts to which the Company is a party that provide for any joint venture, partnership, or similar arrangement by the Company;

(xi)
all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xii)
any other Contract that is material to the Company and not previously disclosed pursuant to this Section 4.13.

(b)
Each Material Contract is valid and binding on the Company, and to the knowledge of the Sellers, the other party thereto, in accordance with its terms and is in full force and effect. None of the Company or, to the knowledge of the Sellers, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any respect, or has provided or received any notice of any intention to terminate, any Material Contract. The Company and, to the knowledge of the Sellers, each counterparty has performed all material obligations under each Material Contract required to be performed and, to the knowledge of the Sellers, no facts exist which would render such performance unlikely (including as a result of COVID-19 or COVID-19 Measures in place in the UK as at the Execution Date). No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material event of default under any Material Contract or is reasonably likely to result in a termination thereof or would cause or permit the acceleration or other material changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Purchaser.

4.14
Labor Matters.

(a)
Schedule 4.14(a) sets forth a list of all persons who are employees, independent contractors, or consultants of the Company (“Personnel”) as of the Execution Date and the Closing Date, including any Personnel who are on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus, or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the Execution Date and the Closing Date hereof, including without limitation paid time off and severance benefits. Except as set forth in Schedule 4.14(a), as of the Execution Date and the Closing Date, all compensation, including wages, holiday pay, overtime and bonuses payable to all Personnel of the Company for services performed on or prior to the date hereof has been paid in full (or accrued in full on the Target Closing Working Capital Statement and the Closing Working Capital Statement) and there are no outstanding agreements, understandings, or commitments of the Company with respect to any compensation, commissions or bonuses. The Sellers have not received notice that any Personnel has any plans to terminate his, her or its status as an employee or independent contractor of the Company, including upon or in connection with the consummation of the contemplated Transactions or as a result of COVID-19 or COVID-19 Measures.

(b)
The Company is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. To the knowledge of the Sellers, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees (as a result of COVID-19, COVID-19 Measures or otherwise). The Company has no duty to bargain with any Union.

(c)
The Company is and has been in compliance in all respects with all applicable Laws pertaining to employment and employment practices, including (i) the Health and Safety at Work etc. Act 1974, the Management of Health and Safety at Work Regulations, the Control of Substances Hazardous to Health Regulations 2002, the Lifting Operations and Lifting Equipment

Regulations 1998 and the Regulatory Reform (Fire Safety) Order 2005 and (ii) all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, health and safety, immigration, wages, salaries or other compensation, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. There are no Actions against the Company pending or to the knowledge of the Sellers threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d)
Except as set forth on Schedule 4.14(d), as at the date of this Agreement, the Company has not had, nor to the knowledge of the Sellers are there any facts that would give rise to, any workforce changes resulting from disruptions due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furlough, shutdowns (whether voluntary or by Governmental Order), or any changes to benefit or compensation programs, nor are any such changes currently contemplated.

(e)
The Company has taken appropriate actions to assess and monitor risks which may arise from the continuation of the COVID-19 pandemic.

4.15
Employee Benefit Plans and Benefit Arrangements. The Company has provided the Purchaser copies of all existing Employee Benefit Plans and all such Employee Benefit Plans are listed on Schedule 4.15.

(a)
Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of the applicable Laws in England governing pensions and other Employee Benefit Plans.

(b)
None of the Company’s, the Sellers’ or the Sellers’ Representative’s execution of, and the consummation of the transactions contemplated by this Agreement will (i) entitle any current or former employee, officer, director, agent or consultant of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or other benefit (whether under any Employee Benefit Plan or otherwise) to any such employee, officer, Director, agent or consultant.

(c)
There are no pending claims by or on behalf of any Employee Benefit Plan or by or on behalf of any individual participant or beneficiary of an Employee Benefit Plan alleging breach of fiduciary duty or breach of any provision of the Employee Benefit Plan to pay benefits on the part of the Company or any of its officers, directors or employees, nor to the knowledge of the Sellers, is there any threatened claim or any basis for such a claim.

4.16
Title to Assets; Real Property. The Company has (and, in the case of owned Real Property, good and marketable) title to, (in case of leasehold interests, valid) title to the Real Property

4.17
Intellectual Property.

(a)
Schedule 4.17(a) lists all the domain names of which the Company owns or is the registrant of (the “Domain Names”). With the exception of the Domain Names the Company has no other (i) IP Registrations or (ii) Company Intellectual Property.

(b)
The Company has not entered into any IP Agreements.

(c)
The consummation of the contemplated Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

(d)
The Company has taken reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets including having all employees sign agreements which provide for such confidentiality.

(e)
The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(f)
Except as provided on Schedule 4.17, the conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights or other rights of any Person. To the knowledge of the Sellers, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g)
There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the knowledge of the Sellers, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

4.18
Insurance. Schedule 4.18 contains a true, correct and complete list of all current policies of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability, data privacy and cybersecurity, and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to the Purchaser. Such Insurance Policies are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date. The Company has not received any notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies are to the knowledge of the Sellers (a) valid and binding in accordance with their terms, (b) are provided by carriers who are financially solvent and (c) have not been subject to any lapse in coverage. Except as set forth in Schedule 4.18, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights and to the extent that there are claims Schedule 4.18 reflects each claim. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

4.19
Environmental Matters.

(a)
To the knowledge of the Sellers, the Company has been and currently is in compliance in all respects with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)
The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Schedule 4.19(b)) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out.

(c)
To the knowledge of the Sellers, there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of the Company or any real property currently owned, operated or leased by the Company, and the Company has not received a written Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

(d)
Schedule 4.19(d) contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(e)
The Company has provided or otherwise made available to the Purchaser and listed in Schedule 4.19(e): (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance in all material respects with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(f)
To the knowledge of the Sellers the Company is not aware of or reasonably anticipates any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, as of or after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

4.20
Legal Proceedings; Governmental Orders.

(a)
Except as set forth in Schedule 4.20, there are no Actions pending or, to the knowledge of the Sellers, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the contemplated Transactions. To the knowledge of the Sellers, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)
There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

4.21
Privacy and Data Security. The Sellers have provided true and correct copies of all current Privacy Policies adopted by the Company in connection with the operation of the Business. To the knowledge of the Sellers, the Company has, during the five years prior to the Execution Date and the Closing Date: (i) complied in all respects with all applicable Laws related to the protection, privacy and security of Personal Data, including the General Data Protection Regulation(EU) 2016/679 (GDRP), the Date Protections Act 018 and the Data Protections Act 1998 and/or any corresponding or equivalent English laws or regulations (r other laws applicable to the Company) or any similar foreign Laws; (ii) not violated in any respect its applicable Privacy Policies; (iii) taken commercially reasonable steps to protect and maintain the confidential nature of Personal Data provided to any of the Company or its Affiliates in accordance with its applicable Privacy Policies; (iv) has not discovered any unauthorized or improper access to or use or disclosure of Personal Data or other Confidential Information to any unauthorized or improper third party; and (v) to the knowledge of the Sellers, there has been no threatened or actual breach of Personal Data by or against the Company.

4.22
Affiliated Transactions.

(a)
The Company has directly and indirectly conducted or otherwise operated its business only through the Real Property.

(b)
Except for the Real Property the Company does not owe any amount to, or have any Contract with, (other than amounts reimbursable for expenses and salary arising in the ordinary course of business to such individuals and consistent with past practices), any of the Sellers or their Affiliates or any of its other Directors, Officers, employees or consultants, other than as set forth in Schedule 4.22.

(c)
Except for the Real Property, none of the Sellers or their respective Affiliates owns any asset or property used by the Company, or is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last 24 months.

4.23
COVID-19 and COVID-19 Measures.

(a)
The Company is not subject to (or has received an exclusion from the applicable Governmental Authority) COVID-19 Measures, such that the Company may not continue to operate in the Ordinary Course of Business as of the date hereof and the reasonably foreseeable future.

(b)
Schedule 4.23(b) sets forth a list of each loan or other financial grant for which the Company or any Seller has applied or which it has received pursuant to any COVID-19 Measure.

(c)
The Company has in place and maintains in effect business continuity, risk management, emergency and disaster plans, procedures, protocols and facilities appropriate for the nature of the risks associated with the business of the Company.

(d)
The Company has taken reasonable actions to reduce the potentially adverse effects of COVID-19 and COVID-19 Measures on the Company.

4.24
Books and Records. The minute books and membership interest record books of the Company, all of which have been made available to the Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain full, complete and accurate records of all meetings, and actions taken by written consent of, the shareholders of the Company, the Directors of the Company and any committees of the Directors, and, to the knowledge of the Sellers, no meeting, or action taken by written consent, of any such shareholders, Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

4.25
Officers and Directors. Schedule 4.25 lists all of the directors (the “Directors”) of the Company as of the Execution Date and the Closing Date.

4.26
Powers of Attorney; Bank and Security Accounts. The Company has not given any power of attorney to any Person other than its Directors in their capacities as such, including with respect to any of the assets or properties of the Company. None of the Sellers has given any power of attorney to any Person in respect of any of the Shares. The only bank accounts and security accounts of the Company are those listed in Schedule 4.26.

4.27
Brokers. Except as set forth on Schedule 4.27, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the contemplated Transactions or any Transaction Document based upon arrangements made by or on behalf of the Company. The Sellers shall be jointly and severally responsible and liable for any such fees or commissions related to any Seller’s engagement of any broker, finder or investment banker in connection with the contemplated Transaction or any Transaction Document, whether or not such listed on Schedule 4.27, and the Purchaser shall have no Liability to any such Person for such fees.

4.28
International Trade. Neither the Company nor any of its managers, directors, officers, nor to the knowledge of the Sellers, any employee or agent or other third party representative acting on behalf of the Company, is currently, or has been in the last five years: (a) an individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country (“Sanctioned Person”), (b) organized, resident or located in any country or region (including Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine) (each, a “Sanctioned Country”) that is the subject or target of a comprehensive embargo under applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including the United States Department of Treasury, Office of Foreign Assets Control or the U.S. Department of State), and the United Nations Security Council (“Sanctions Laws”), (c) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate any Sanctions Laws, or U.S. and non-U.S. Laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations and the customs and import Laws administered by U.S. Customs and Border Protection (“Ex-Im Laws”), (d) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws, or (e) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws or the anti-boycott Laws administered by the U.S. Department of Commerce and the IRS.

4.29
No Other Representations. Notwithstanding anything to the contrary in this Agreement, the Purchaser acknowledges and agrees that neither the Company, Seller nor any other person is making any representations or warranties whatsoever, express or implied, at law or in equity, beyond those expressly given by the Company or the Sellers in the data room to which the Purchaser has been provided access or any Seller in Article 4, and the Purchaser is not relying on any other representations or warranties not expressly made by the Company or any Seller in the data room and Article 4 and hereby disclaims reliance on any other such representations or warranties, including with respect to the accuracy and completeness thereof. The Purchaser is not relying on any representation, warranty, agreement, statement, document, record, report, projection, material, or information made or provided by the Sellers or any of their Affiliates or representatives except as expressly set forth in the data room, Article 4 of this Agreement and any agreement dated the Closing Date between the Purchaser and the Sellers. The Purchaser further acknowledges and agrees that, except for the representations and warranties contained in Article 4 of this Agreement, none of the Sellers or any of their Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Sellers except to the extent that the information in the data room is deemed to be an express or implied representation or warranty, the Company or the Business, or the transactions contemplated hereby, or as to habitability, merchantability, or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Business, or the effectiveness or the success of any operations, and none of the Sellers, the Company, any of their Affiliates, or any other Person will have or be subject to any Liability to the Purchaser or any other person.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

5.1
Covenants of the Sellers Regarding the Company. Each of the Sellers severally (not jointly and severally) covenants and agrees that, during the period from the Execution Date until the earlier of the Closing Date or the date of termination of this Agreement, he will take such steps as lie within his powers to procure that the Company shall, other than as contemplated by this Agreement or for the purposes of effecting the contemplated Transactions and Closing pursuant to this Agreement or other than to the extent no Material Adverse Effect would be incurred, conduct its business and the business of the Company, only as presently operated and solely in the ordinary course, and consistent with such operation since the beginning of its last completed fiscal year. Each of the Sellers shall permit Marcum and other representatives of the Purchaser to have full access to the financial books and records of the Company to convert the Company Financial Statements to GAAP. In addition to the foregoing and, in connection therewith, each of the Sellers severally (not jointly and severally) undertakes that he shall take all steps necessary to assure that the Company does not, without the prior written consent of the Purchaser, do any of the following:

(a)
amend the Company Charter Documents;

(b)
pay or agree to pay to any employee, Officer or Director compensation that is in excess of the current compensation level of such employee, Officer or Director other than salary increases or payments made in the ordinary course of business or as otherwise provided in any written contracts or agreements with any such employees;

(c)
merge or consolidate with any other entity or acquire or agree to acquire any other entity;

(d)
sell, transfer, or otherwise dispose of any material assets required for the operations of the Company and the Company’s business except in the ordinary course of business, consistent with past practices;

(e)
create, incur, assume, or guarantee any material indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any Encumbrance on any of its material assets, except those in existence on the date hereof or those granted pursuant to agreements in effect on the Execution Date ;

(f)
make any material capital expenditure or series of capital expenditures except in the ordinary course of business;

(g)
declare or pay any dividends on or make any distribution of any kind with respect to the Shares;

(h)
fail to notify the Purchaser immediately in the event of any material loss of or damage to any of the Company and the Company’s material assets regardless of whether it is covered by insurance;

(i)
fail to pay premiums in respect of all present insurance coverage of the types and in the amounts as are in effect as of the Execution Date;

(j)
fail to seek to preserve the reputation and business organization of the Company’s relationship with its employees, contractors, consultants, material customers and suppliers and others having business dealings with it;

(k)
issue any capital stock, or interests therein, of the Company or take any action affecting the capitalization of the Company or the Shares;

(l)
fail to use best efforts to comply with and not be in default or violation under any known Law applicable to the Company’s business, operations or assets where such violation would have a Material Adverse Effect;

(m)
grant any severance or termination pay to any Director, Officer or any other employees of the Company, other than pursuant to written agreements in effect on the Execution Date;

(n)
change any of the accounting principles or practices used by it, except as may be required as a result of a change in Laws or in IFRS, whether in respect of Taxes or otherwise;

(o)
terminate or waive any material right of substantial value other than in the ordinary course of business; or

(p)
enter into any Material Contract or material commitment.

5.2
Covenants of the Sellers Regarding the Shares. Each Seller acknowledges and agree that, if and for so long as such Seller remains the registered holder of any of the Shares after the Closing, such Seller shall: (a) hold such Shares, together with all dividends and any other distributions of profits or other assets in respect of such Shares, and all rights arising out of or in connection with them, in trust for the Purchaser; (b) deal with and dispose of such Shares, dividends, distributions, assets and rights as the Purchaser shall direct; (c) exercise all voting rights attached to such Shares in such manner as the Purchaser shall direct; and (d) if required by the Purchaser, execute all instruments of proxy or other documents as may be necessary to enable the Purchaser to attend and vote at any shareholders meeting of the Company.

5.3
Additional Actions at Closing.

(a)
The Parties shall take all action necessary to have, effective immediately upon the Closing: (i) Peter Christopher Lappin appointed to the position of Managing Director of the Company and John Alfred Stone shall be appointed a director of the Company, and they shall serve in such capacity, in accordance with the terms of their Employment Agreements, until the earlier of (A) December 31, 2023, or (B) their earlier resignation, death or permanent disability; and (ii) three other persons, designated by the Purchaser, appointed to serve on the board of directors of the Company.

5.4
Additional Covenants and Agreements. The Parties hereto do hereby mutually covenant and agree as to the matters set forth in this Section 5.4:

(a)
Announcement.

(i)
Except as set forth in Section 5.4(a)(ii), neither Party, nor any of its respective Affiliates or any of its or their respective Representatives, shall (orally or in writing) publicly disclose, issue any press release or otherwise make any public statement, or otherwise communicate with the media, with respect to this Agreement or the contemplated Transactions without the prior consent of the other Parties hereto (which consent shall not be unreasonably withheld or delayed), except if and to the extent that such Party or any of its Affiliates is required to make any public disclosure or filing (“Required Disclosure”) regarding the subject matter of this Agreement (A) by applicable Law, (B) pursuant to any rules or regulations of any national securities exchange of which the securities of such party or any of its Affiliates are listed or traded, or (C) in connection with enforcing its rights under this Agreement. In each case pursuant to clauses (i) or (ii) of this Section 5.4(a), the Party making any Required Disclosure shall consult with the other Party regarding the substance of the Required Disclosure and provide the other Party a reasonable opportunity (taking into account any legally mandated time constraints) to review and comment on the content of the Required Disclosure prior to its publication or filing. Each Party shall be liable for any failure of its Affiliates or Representatives to comply with the restrictions set forth under this Section 5.4(a).

(ii)
Notwithstanding anything to the contrary set forth in Section 5.4(a)(i), the Purchaser’s sole shareholder may make any public disclosure which its counsel advises it is required by Law or, the rules of the NYSE American or other securities exchange upon which any of its securities are listed; provided, however, that the Purchaser shall provide the Sellers reasonable notice prior to any such disclosure.

(b)
Notification of Certain Matters. Each of the Sellers shall give prompt written notice to the Purchaser, and the Purchaser shall give prompt written notice to the Sellers, of the relevant Party or Parties becoming aware of:

(i)
The occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty given by the Sellers contained in this Agreement to be untrue or inaccurate in any material respect (or any respect if qualified by materiality) at or prior to the Closing Date;

(ii)
Any material failure of the Sellers to comply with Article 5.1; and

(iii)
Any notice given under this Section 5.4(b) or any material amendment to any Disclosure Schedule shall give the Purchaser the right to terminate this Agreement without any Liability for any Party as provided in Section 6.1(a). The Purchaser’s right to terminate under this clause shall be the Purchaser’s only remedy against the Sellers or the Company in respect of any such matter notified.

(c)
Reasonable Efforts. Before Closing, upon the terms and subject to the conditions of this Agreement, the Parties agree to use their respective reasonable efforts (unless a higher standard shall be set forth in this Agreement with respect to a particular obligation of a Party hereto) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to applicable Law) and with their respective policies to consummate and make effective the contemplated Transactions as promptly as practicable including, but not limited to:

(i)
The preparation and filing of all forms, registrations and notices required to be filed to consummate the contemplated Transactions, including without limitation, any approvals, consents, orders, exemptions or waivers by any third party or

Governmental Authority; and

(ii)
The satisfaction of the other Party’s conditions precedent to Closing.

(d)
Access to Information. The Sellers will make available for inspection by the Purchaser, during normal business hours and in a manner so as not to interfere with normal business operations, the Company’s records (including tax records), books of account, premises, contracts and all other documents in the Company’s possession or control that are reasonably requested by the Purchaser to inspect and examine the business and affairs of the Company. The Sellers shall, and shall cause the Directors, Officers, managerial employees, and regular independent accountants of the Company to, be available upon reasonable advance notice to answer questions of the Purchaser concerning the business and affairs of the Company. The Purchaser will treat and hold as confidential any information it receives from the Company in the course of the reviews contemplated by this Section 5.4(d).

(e)
Confidentiality; Non-Competition, Non-Solicitation and Other Restrictive Covenants.

(i)
From and after the Closing, the Sellers shall, and shall cause their respective Affiliates to, hold, and shall use their best efforts to cause their respective Representatives to hold, in confidence all Confidential Information, whether written or oral, concerning the Purchaser and its Affiliates, except to the extent that the Sellers can show that such information (a) is generally available to and known by the public through no fault of any Seller, any of his Affiliates or his or its respective Representatives; or (b) is lawfully acquired by any Seller, any of his Affiliates or his or its respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) is used by a Seller in connection with his duties as an officer, director or employee of the Company after the Closing. If any Seller or any of his Affiliates or his or its respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall (unless prohibited by Law from doing so) promptly notify the Purchaser in writing and shall disclose only that portion of such information which such Seller is advised by his counsel in writing is legally required to be disclosed, provided, however, that the Sellers shall use their best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(ii)
For a period of four years from and after the Closing Date (the “Restrictive Period”), each of the Sellers, severally agrees with the Purchaser not to, throughout the UK (the “Restrictive Territory”), directly or indirectly, and to use his reasonable endeavours to cause its Affiliates not to, directly or indirectly, whether as an owner, proprietor, shareholder, equity holder, partner, officer, director, employee, manager or consultant or in any other capacity, invest or own any interest in, manage, control, participate in (whether as an operator, consultant, contractor, director, manager, employee, agent, representative or otherwise), consult with, render services for or otherwise engage in any business or entity that competes with any business line of the Company as conducted during the restrictive period.

(iii)
During the Restrictive Period, each Seller severally agrees not to, in the Restrictive Territory, directly or indirectly, and to use his reasonable best efforts to cause his Affiliates not to, directly or indirectly:

A.
(1) solicit, induce, or attempt to induce (or assist or direct any Person to solicit, induce or attempt to induce) any customer or prospective customer of the Company to cease doing business in whole or in part with or through the Purchaser or the Company or to do business with any other Person that sells goods or performs services similar to or competitive with those provided by the Purchaser or any of its Affiliates (collectively, a “Competitive Business”); (2) engage alone or with any other Person in any Competitive Business; (3) realize any economic benefit arising from or related to doing any Competitive Business in whole or in part with any customer or prospective customer, (4) manufacture, sell, license, design or attempt to sell or license any Intellectual Property, technology, products, parts, assemblies or components which could constitute a Competitive Business to or for any customer or prospective customer of the Company; or (5) have any business dealings with a customer or prospective customer in connection with the provisions of goods or services to them in competition with the business. For purposes of this Section 5.4(e), (1) the term “customer” includes any Person (X) who was during the Restrictive Period, a customer of the Purchaser or any of its Affiliates, and (Y) who was a customer at any time within the two-year period immediately preceding such time; and (2) the term “prospective customer” includes any Person who during the Restrictive Period, or who has been at any time during the two-year immediately preceding the Closing Date, in discussions with the Purchaser or any of its Affiliates with a view to becoming a customer of the Purchaser or any of its Affiliates; and

B.
offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from the Purchaser or any of its Affiliates including the Company, any restricted person, or procure or facilitate the making of any such offer or attempt by any other Person. For purpose of this Section 5.4(e)(iii), the term “restricted person” shall mean any Person who is, on the Closing Date, or who has been at any time during the period of one-year immediately preceding the Closing Date, employed or directly or indirectly engaged by the Company in an executive, managerial, marketing/business development, sales or technical role

(iv)
Each Seller severally agrees not to, in the Restrictive Territory, directly or indirectly, and to cause his Affiliates not to directly or indirectly, at any time after the Closing: (A) use in the course of any business: (1) any of the words “Relec”, “Relec Electronics” or “Request, Refine, Result”; (2) any trade or service mark, business or domain name, design or logo which, on the Closing Date, is being or has been used by the Company in connection with the Business; or (3) anything which is capable of confusion with any of the words, marks, names, designs or logos in Section 5.4(e)(iv) (B) do or say anything with the intention of harming the reputation of the Purchaser, the Company or the Business; (C) present himself or herself (or permit himself or herself to be presented) as: (1) connected in any capacity with the Company other than an employee of the Company (save in the normal course of employment or engagement by the Company); or (2) interested or concerned in any way in the Shares (or any of them).

(v)
Each Seller acknowledges and agrees that (a) each of the covenants set forth in this Section 5.4(e) are intended for the benefit of, and shall be enforceable by, the Purchaser and its Affiliates, and shall apply to actions carried out by the relevant Seller in any capacity (including as shareholder, partner, director, principal, consultant, officer, employee, agent or otherwise) and whether directly or indirectly, on the Seller’s own behalf or on behalf of, or jointly with, any other Person; (b) each of the covenants in this Section 5.4(e) is necessary for the protection of the Purchaser and its Affiliates and that the nature and scope of each such covenant is reasonable and that having regard to those facts those covenants do not work harshly on him; (c) there may be no adequate remedy at Law for any breach of said covenants, and the Purchaser or any of its Affiliates shall therefore be entitled to injunctive relief without the necessity of posting any bond or showing any actual damages in the event of a breach or to the knowledge of the Sellers threatened breach thereof by any Seller or any of their respective Affiliates or his or their respective Representatives; (d) to the extent any provisions of this Section 5.4(e) cannot be enforced in full, it shall be enforced to the maximum extent permitted by law, and any unenforceable provision in whole or in part shall not impair any other provision hereunder; (e) without prejudice to the acknowledgement and agreement in subclause (a) above, if any of the provisions of this Section 5.4(e), by themselves or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Purchaser or any of its Affiliates but would be adjudged reasonable if part or parts of the wording in this Section 5.4(e) of words used in this Section 5.4(e) (in the case of those definitions, only to the extent of their application to this Section 5.4(e)) were deleted or amended or qualified or the periods thereof were reduced or the range of products dealt with were thereby reduced in scope, then the relevant restriction or restrictions shall apply on the basis of such modification or modifications to this Section 5.4(e) of the words used in this Section 5.4(e) (to the extent only of their application to this Section 5.4(e)) as may either be necessary or as may be reasonably required by the Purchaser or any of its Affiliates to make it or them valid and effective; and (v) each Seller acknowledges that he has had the opportunity to obtain independent advice on the restrictions in this Section 5.4(e).

(vi)
Notwithstanding anything to the contrary set forth in this Agreement, the passive ownership by any Seller or their respective Affiliates of not more than 3% of any class of shares or securities of any publicly traded entity shall not be deemed a breach of this Section 5.4(e).

(vii)
Each of provisions in this Section 5.4(e) is a separate undertaking by each Seller in relation to himself and his interests and shall be enforceable by the Purchaser or any of its Affiliates separately and independently of their right to enforce any one or more of the other undertakings contained in this Section 5.4(e).

(f)
Release.

(i)
Effective upon the Closing, each Seller Party (on behalf of such Seller Party and such Seller Party’s heirs, successors, assigns and executors) hereby irrevocably and unconditionally waives, releases and discharges the Company and the other Purchaser Indemnified Parties (and their successors and assigns) from any and all Losses, liabilities and obligations to such Seller Party of any kind or nature whatsoever, whether in such Person’s capacity as Seller Party hereunder, as an equity holder, director, manager, officer or employee of the Company or otherwise (including in respect of rights of contribution or indemnification) as to facts, conditions, transactions, events or circumstances prior to the Closing. No Seller Party shall seek to recover any amounts in connection therewith or thereunder from the Purchaser, the Company and/or any other the Purchaser Indemnified Party (and/or any of their successor or assigns); provided, that this Section 5.4(f) shall not affect the rights of any Seller Party under this Agreement; claims related to employment prior to or after the Closing Date; or any claim or right to contribution or indemnity from the Company in connection with such person’s role as an officer, director, employee, member or manager of the Company, provided that any rights to indemnification or contribution shall be available unless (and only to the extent) that any applicable Seller has been found in a judicial proceeding (which is no longer subject to appeal) not to be entitled to indemnification under applicable Law in such judicial proceeding. Each Seller Party represents to the Purchaser that such Seller Party has not assigned or transferred, or purported to assign or transfer, to any Person, all or any part of, or any interest in, any Action against the Company or the other the Purchaser Indemnified Parties, and notwithstanding anything to the contrary in this Agreement, no such assignment or transfer shall be permitted and any purported assignment or transfer shall be legally ineffective.

(ii)
Without limiting the foregoing, each Seller Party shall not (and shall cause such Seller Party’s Affiliates to not) make any claim for indemnification against the Company, the other Purchaser Indemnified Parties or any of their respective Affiliates by reason of the fact that such Seller Party is or was an equityholder, director, manager, officer, employee or agent of the Company or any of its Affiliates or is or was serving at the request of the Company including in any Action brought by any Purchaser

Indemnified Party against such Seller Party pursuant to or in connection with this Agreement and each Seller Party hereby acknowledges and agrees that such Seller Party shall not have any claim or right to contribution or indemnity from the Company with respect to any amounts paid by such Seller Party pursuant to or in connection with this Agreement.

(g)
Further Assurances and Post-Closing Actions. The Seller Parties and the Company shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by the Purchaser, to consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

5.5
No Shop; Termination Fee.

(a)
From the Execution Date until the earlier of either (i) the Closing Date, or (ii) the termination of this Agreement, the Sellers shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of their respective Representatives to take any action to, directly or indirectly, (i) solicit, initiate, facilitate or encourage any offer or proposal or indication of interest or continue inquiries regarding an Acquisition Proposal (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their respective to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b)
In addition to the other obligations under this Section 5.5, the Sellers shall promptly (and in any event within three Business Days after receipt thereof by any Seller or their respective Representatives) advise the Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)
The Parties acknowledge and agree that negotiation and signing of the Agreement will require the Sellers, the Sellers’ Representatives and advisors, the Company and the Company Representatives and advisors to devote significant time and efforts and incur significant expenses in reviewing and analyzing the business, assets and operations of the Company. Accordingly, in the event that the Closing does not occur because of the failure of the Purchaser to pay the Purchase Price when the Sellers have fully complied with Article VI, the Purchaser shall pay the Sellers the Termination Fee which shall be allocated as provided in Appendix A. In the event that any Seller claims that the Purchaser has failed to close the transaction contemplated by this Agreement on the Closing Date, it shall give all Parties and Trethowans LLP at least three Business Days written notice. The Parties agree that the Sellers’ sole remedy to recover the Termination Fee shall be from the Deposit.

ARTICLE VI

CONDITIONS TO CLOSING

6.1
Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser to consummate the contemplated Transactions are subject to the fulfillment by the Company and/or the Sellers (or waiver by the Purchaser) on or prior to the Closing Date of each of the following conditions:

(a)
Deliveries of the Sellers and the Company Made. The Sellers and the Company shall have delivered to the Purchaser at or prior to the Closing all of the documents, agreements and instruments required to be delivered by any one or more of such Persons pursuant to Section 2.5(a) of this Agreement.

(b)
Representations and Warranties Accurate. All of the Sellers’ representations and warranties in this Agreement and in any Transaction Document shall have been true and correct in all material respects at and as of the Execution Date, and shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date, except for representations and warranties which are qualified by materiality, which shall be true and correct in all respects.

(c)
Obligations of the Sellers and the Company Performed. The Sellers and the Company shall have duly performed, complied with and fulfilled in all material respects all of the covenants, obligations and conditions under the Transaction Documents to which each is respectively a party that are to be performed, complied with and fulfilled by the Sellers and the Company before or at the Closing, including all covenants and agreements on their part to be performed, as set forth in Article V above.

(d)
No Material Adverse Effect. There shall not have occurred since the Interim Balance Sheet Date any Material Adverse Effect or any event which could reasonably be expected to have a Material Adverse Effect on the business, operations, results of operations, condition, financial or otherwise, or prospects of the Company or its assets and properties.

(e)
No Legal Proceedings. Since the Execution Date, no Action shall be pending or threatened before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the contemplated Transactions, (ii) cause any of the contemplated Transactions to be rescinded following the Closing or later consummation thereof, (iii) affect adversely the right of the Purchaser to own the Shares and to control the Company and its business, (iv) affect materially and adversely the right of the Company to own its assets and to operate its business or any portion thereof, or (v) be reasonably likely to result in a Material Adverse Effect (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

(f)
No Conflict. Neither the execution and delivery of the Transaction Documents to be executed and delivered at the Closing nor the consummation of the contemplated Transactions will, directly or indirectly, with or without notice or the lapse of time, contravene, conflict with, violate or cause any of the Purchaser and its Affiliates to suffer any adverse consequence under (i) any applicable Law or Governmental Order, or (ii) any proposed applicable Law or Governmental Order.

(g)
No Insolvency. The Sellers and the Company (i) are not the subject of proceedings commenced by or against the any Seller or the Company under any bankruptcy, arrangement, reorganization, insolvency or similar Laws for the relief of debtors, (ii) do not have an application pending for appointment, for the benefit of creditors, of a receiver or any other legal custodian with respect to the any of the Seller’s assets or the Company’s assets, (iii) have not made any general assignment for the benefit of creditors, (iv) have not admitted in writing their inability to pay their debts as they mature, or

(v) are not otherwise unable to pay their debts when and as they become due.

(h)
Evidence that Belpower Solutions Inc. has consented to the change of control of the Company contemplated by this Agreement.

(i)
Evidence that Premier Farnell UK Limited has consented to the change of control of the Company contemplated by this Agreement.

6.2
Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to consummate the contemplated Transactions are subject to the fulfillment by the Purchaser (or waiver by the Sellers’ Representative) on or prior to the Closing Date of each of the following conditions:

(a)
Deliveries of the Purchaser Made. The Purchaser shall have delivered and/or properly assigned to the Purchaser at or prior to the Closing all of the documents, agreements and instruments required to be delivered or assigned by the Purchaser pursuant to Section 2.5(b) of this Agreement.

(b)
Representations and Warranties Accurate. All of the Purchaser’s representations and warranties in this Agreement and in any Transaction Document shall have been true and correct at and as of the Execution Date, and shall be true and correct at and as of the Closing Date as if made on the Closing Date which representations and warranties shall be true and correct in all material respects, except for representations and warranties which are qualified by materiality, which shall be true and correct in all respects.

(c)
Obligations of the Purchaser Performed. The Purchaser shall have duly performed, complied with and fulfilled in all respects all of the covenants, obligations and conditions under the Transaction Documents to the Purchaser is a party that are to be performed, complied with and fulfilled by the Purchaser before or at the Closing, including all covenants and agreements on the Purchaser’s part to be performed, as set forth in Article V above.

(d)
No Legal Proceedings. Since the Execution Date, no Action is pending or threatened before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the contemplated Transactions, (ii) cause any of the contemplated Transactions to be rescinded following the Closing or later consummation thereof, or (iii) affect adversely the right of the Purchaser to own the Shares and control the Company and its business.

ARTICLE VII INDEMNIFICATION

7.1.
Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing

Date; provided, that the representations and warranties in (a) Section 3.01 (Organization and Authority of the Purchaser), Section 3.4 (Brokers), Section 3.6 (Sufficiency of Funds); Section 4.1 (Organization, Standing and Qualification of the Company), Section 4.2 (Authorization of Agreement, contemplated Transactions and Transaction Documents), Section 4.3 (Capitalization; Ownership of the Shares; No Encumbrances) and Section 4.27 (Brokers) shall survive for indefinitely years, and Section 4.12 (Taxes) shall survive for six years. All covenants and agreements of the parties contained herein shall survive the Closing for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved provided that legal proceedings shall have been instituted and served within 9 months of such claim being made.
7.2.
Indemnification by the Sellers. Subject to the provisions of this Article VII, each of the Sellers hereby jointly and severally agree to indemnify, defend and hold harmless each of the Purchaser Indemnified Parties from and against all Losses incurred or sustained by, or imposed upon, any Purchaser Indemnified Parties based upon, arising out of, with respect to or by reason of:
(a)
any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in this Agreement or any Transaction Document, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)
any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Sellers pursuant to this Agreement and any agreement entered into by and among the Parties on the Closing Date; or
(c)
any Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment pursuant to Section 2.3(a).
7.3.
Indemnification by the Purchaser and the Guarantor. Subject to the provisions of this Article VII, the Purchaser and the Guarantor shall indemnify and defend each of the Seller Indemnified Parties from and against all Losses incurred or sustained by, or imposed upon, any Seller Indemnified Party based upon, arising out of, with respect to or by reason of:
(a)
any inaccuracy in or breach of any of the representations or warranties of the Purchaser or the Guarantor contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or
(b)
any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser or the Guarantor pursuant to this Agreement.

7.4.
Other Indemnification Arrangements.
(a)
The Purchaser Indemnified Parties and the Seller Indemnified Parties are referred to as the “Indemnified Parties,” and the Party obligated to provide indemnification under this Agreement is referred to the “Indemnifying Parties.” The Indemnified Parties agree to give to the Indemnifying Parties prompt written notice of any claim with respect to which it may be entitled to indemnity or damages hereunder (but the obligations of the Indemnifying Parties under this Section 7.4 or otherwise shall not be impaired by failure to give such notice except to the extent said failure actually causes Losses to, or prejudices the rights of the Indemnifying Parties). The Indemnified Parties shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Parties if the Indemnifying Parties have assumed the defense of the action with counsel reasonably satisfactory to the Indemnified Parties; provided that the fees and expenses of such counsel shall be at the expense of the Indemnifying Parties if (i) the employment of such counsel has been specifically authorized in writing by the Indemnifying Parties or (ii) the named parties to any such action (including any impleaded parties) include both the Indemnified Parties and the Indemnifying Parties and, in the judgment of the Indemnified Parties, it is advisable for the Indemnified Parties to be represented by separate counsel at the cost of the Indemnifying Parties (in which case the Indemnifying Parties shall not have the right to assume the defense of such action on behalf of the Indemnified Parties), it being understood, however, that the Indemnifying Parties shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Parties as well as local counsel if the Indemnifying Parties select a law firm which does not maintain an office in the district or other area where the litigation is pending.
(b)
After the Indemnifying Parties’ written confirmation of the assumption of the defence of any such claim and its obligation to indemnify and hold harmless the Indemnified Parties in respect thereof, the Indemnifying Parties shall not be responsible for the legal fees and expenses of counsel independently retained by the Indemnified Parties during the continuance of such assumption. The Indemnifying Parties may effect any settlement, adjustment or other compromise (collectively, “Settlement”) of any such claim without the consent of the Indemnified Parties if the Indemnifying Parties have paid, or made adequate provision for the payment of, the amount of such Settlement and obtained a release respecting any such claims against the Indemnified Parties, as applicable, provided that before entering into any Settlement that involves any remedy other than the payment of money by the Indemnified Parties, the Indemnifying Parties shall obtain the prior written consent of the Indemnified Parties, which shall not be unreasonably withheld, denied or delayed. The Indemnified Parties may, at their election, employ counsel at its own expense in connection with the handling of any such claim. The Indemnified Parties shall have the right to enter into any Settlement of any such claim provided the Indemnified Parties shall not be entitled to any indemnification or damages hereunder in connection with the payment of any amounts pursuant to any Settlement agreed to by it unless such Settlement is consented to in writing by the Indemnifying Parties. The Parties agree to cooperate with each other in connection with the defence, negotiation or Settlement of any claim of a third party.
(c)
The Indemnified Parties shall not be entitled to claim more than once in respect of the same loss or damage.
(d)
No Indemnifying Parties shall have any liability for a claim under this Agreement unless and until such claim reaches final determination, which means:
(i)
the relevant Indemnifying Parties and the Indemnified Parties agreeing to a settlement in respect of the relevant claim or it being otherwise satisfied; or
(ii)
an order or a decree of a court of competent jurisdiction being given in proceedings in respect of a relevant claim and such order or decree being final and not, or no longer, appealable.
(e)
If any claim under this Agreement is based upon a liability that is contingent only, none of the Indemnifying Parties shall be liable to make any payment to any of the Indemnified Parties, unless and until such contingent liability becomes an actual liability and is discharged and in the case of a claim under the representations and warranties set forth in this Agreement, loss is proven.
(f)
Where the Indemnified Parties are at any time entitled to recover from some other Person (including an insurer) any sum in respect of any matter giving rise to a claim under this Agreement, the Indemnified Parties shall undertake all reasonable steps to enforce such recovery prior to taking any actions against the Indemnifying Parties and in the event that the Indemnified Parties shall recover any amount from such other Person the amount of the claim against an the Indemnifying Parties shall be reduced by the amount recovered less the reasonable costs incurred by the Indemnified Parties in recovering that sum from such other person.
(g)
If the Indemnifying Parties make any payment to the Indemnified Parties in relation to any claim under this Agreement and the Indemnified Parties subsequently receives from a third party any amount referable to, or any benefit which would not have been received but for the circumstances giving rise to, the subject matter of that claim, the Indemnified Parties shall, once it has received such amount or benefit, immediately repay or procure the repayment to the Indemnifying Parties of either:

(i) the amount of such receipt (after deducting an amount equal to the reasonable costs of the Indemnified Parties incurred in recovering such receipt and any taxation payable on it); or if lesser,

(ii) the amount paid in respect of such claim by the Indemnifying Parties together with any interest or repayment supplement paid to the Indemnified Parties in respect of it.

(h) Nothing in this Section 7.4 shall in any way affect or prejudice the Indemnified Parties’ common law duty to mitigate its loss and each Indemnitee shall take all reasonable steps to mitigate such Damages to the extent required by applicable Law.

(i) Notwithstanding anything contained herein to the contrary, Sellers and the Company shall not have any liability for (a) any breach of or inaccuracy in any representation or warranty made by Seller to the extent that Purchaser, any of its Affiliates or other Representatives had knowledge at or before the Closing of the facts as a result of which such representation or warranty was breached or inaccurate; or (b) any liability after the Closing for any breach of or failure to perform before the Closing any covenant or obligation of Seller to the extent that Purchaser, of its Affiliates or any or other Representatives had knowledge at or before the Closing of such breach or failure.

7.5 Maximum Liability. The aggregate liability of the Parties in respect of all claims under this Agreement will not exceed an amount equal to the Purchase Price. The aggregate liability of the Sellers under the representations and warranties contained in Article IV (excluding the representations and warranties at Articles 4.1 to 4.3 and 4.12) shall not exceed £1,000,000 plus the Earn-out Payments (if any)).

7.6 Basket. The Sellers will not be liable for any Losses unless the amount of the Losses exceeds £100,000 (the “Basket”), in which event the Sellers shall be required to pay or be liable for all Losses as if there was no Basket.

7.7 Fraud. The limitations set forth in this Article VII shall not apply to the Indemnifying Parties in respect of Liabilities arising from Fraud on the part of any Indemnifying Parties or their Representatives.

7.8 Payments to the Purchaser; Escrow Fund. Any amounts payable to the Purchaser pursuant to this Article VII shall be satisfied: (i) from the Escrow Fund; and (ii) to the extent such amounts exceed the amount available to the Purchaser in the Escrow Fund, from the Earn-out Payments and (iii) to the extent such amounts exceed the amount available to the Purchaser in the Escrow Fund and the amount of the Earn-out Payments, if earned, from the Sellers.

7.9 Payment of Escrow to the Sellers. All amounts remaining in the Escrow Fund on the date 12 months after the Closing Date must be paid to the Sellers within five days of that date.

7.10 Tax Treatment of Indemnification Payments. All indemnification payments made under this Article VII shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.11 Exclusive Remedy. The parties agree that, from and after the Closing, the sole and exclusive remedies of the parties for any Losses based upon, arising out of, or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants, and agreements) and the transactions contemplated hereby including any agreement entered into by and among the Parties on the Closing Date, whether based in contract, tort, equity, or law, are the indemnification and reimbursement obligations of the parties set forth in this Article 7, and for the avoidance of doubt, the Indemnified Parties expressly waive any and all rights and remedies which but for the provisions of this Section 7.11 might otherwise be available to the Indemnified Parties in connection with any Losses relating to this Agreement (including the Seller Disclosure Schedule and the certificates delivered pursuant hereto) or the transactions contemplated hereby. For avoidance of doubt, this Section 7.11 does not apply to any claims for Fraud or remedies based upon Fraud as specified in Section 7.7. Notwithstanding the foregoing, the provisions of this Section 7.11 shall not prevent or limit a cause of action under Section 5.2 to obtain an injunction or injunctions to prevent breaches thereof or to enforce specifically the terms and provisions thereof.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1.
Termination. The Parties may terminate this Agreement at any time prior to the Closing as provided in this Section 8.1.
(a)
By the mutual written consent of the Sellers’ Representative and the Purchaser.
(i)
By the Purchaser, by written notice to the Sellers’ Representative if the Sellers have breached Section 6.1:
(i)
if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.1 and such breach, inaccuracy or failure is incapable of being cured by November 20, 2020 (the “Outside Closing Date”), or, if capable of being so cured, has not been cured by the Sellers within 10 days of the Sellers’ receipt of written notice of such breach, inaccuracy or failure from the Purchaser; provided, that there is not then a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.2; or
(ii)
if any of the conditions set forth in Section 6.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Closing Date, unless such failure shall be due to the failure of the Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
(b)
By the Sellers’ Representative, acting on behalf of the Sellers, by written notice tothe Purchaser:
(i)
if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.2 (other than the failure of the Purchaser to pay the Purchase Price within the time required by this Agreement) and such breach, inaccuracy or failure is incapable of being cured by the Outside Closing Date or, if capable of being so cured, has not been cured by the Purchaser within 10 days of the Purchaser’s receipt of written notice of such breach, inaccuracy or failure from the Sellers; provided, that there is not then a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller pursuant this Agreement that would give rise to the failure of any of the conditions specified in Section 6.1; or
(ii)
if any of the conditions set forth in Section 6.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Closing Date, unless such failure shall be due to the failure of any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by such Seller prior to the Closing.
(c)
By the Purchaser or the Sellers’ Representative in the event that (i) there shall be any Law that makes consummation of the contemplated Transactions illegal or otherwise prohibited; or any Governmental Authority shall have issued a

Governmental Order restraining or enjoining the contemplated Transactions, and such Governmental Order shall have become final and non-appealable.
8.2.
Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Sellers, the Company or Purchaser or their respective Affiliates; provided, however, that (i) the provisions of this Section 8.1 (Effect of Termination) and Article IX (Miscellaneous) (and all applicable defined terms used therein) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any Fraud of any of such party’s representations, warranties or covenants contained herein.

ARTICLE IX MISCELLANEOUS

9.1
Entire Agreement; Amendment.

(a)
This Agreement, and the documents referred to in it, together with an agreement entered into by and among the Parties on the Closing Date constitute the entire agreement and understanding of the Parties and supersede any previous agreements made or existing between the Parties or any of them before this Agreement and relating to the subject matter of this Agreement (all of which shall be deemed to have been terminated by mutual consent with effect from the Execution Date and the Closing Date).

(b)
Each of the Parties acknowledges and agrees that on entering into this Agreement, and the documents referred to herein, does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set forth in this Agreement.

(c)
Except as otherwise permitted by this Agreement no change to its terms shall be effective unless it is in writing and signed by or on behalf of all of the Parties.

9.2
Jurisdiction and Governing Law; Waiver of Jury Trial.

(a)
This Agreement shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of Delaware without regard to the conflicts of laws principles thereof. The Parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in New York County, New York. By its execution hereof, the Parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in New York County, New York, in each case located in New York County, New York, and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York State. The Parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of all of its reasonable counsel fees and disbursements and the reasonable fees and disbursement of accountants and experts. Notwithstanding the foregoing, certain Exhibits include provisions providing for exclusive jurisdiction of disputes in the courts of England and Wales which provisions are not affected by this Section 9.2. Similarly those exclusive jurisdiction clauses do not modify this Section 9.2.

(b)
Each party acknowledges and agrees that any controversy which may arise under this Agreement or the Transaction Documents is likely to involve complicated and difficult issues and, therefore, each such Party hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out or in connection with this Agreement, any Transaction Document or the contemplated Transactions. Each Party to this Agreement certifies and acknowledges that (i) no representative of any other Party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (ii) such Party has considered the implications of this waiver, (iii) such Party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.2(b).

9.3
Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect (a) such provision shall be enforced to the maximum extent permissible under applicable law, and (b) the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.4
Expenses. Each party shall pay the fees and expenses of its own advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the this Agreement and the Transaction Documents. The Sellers hereby acknowledge and agree that they shall be jointly and severally responsible for any and all legal and auditing fees that the Company or the Sellers incur in connection with this Agreement and the Transaction Documents and the contemplated Transactions, all of which shall be paid by the Sellers on or before Closing.

9.5
Notices. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar overnight next business day delivery, or by email delivery followed by overnight next business day delivery, as follows:

If to the Purchaser, to:	Gresham Worldwide, Inc. 7960 East Camelback Road, Suite 511 Scottsdale, AZ 85250 Attention: Jonathan Read, CEO Email: jread@greshamww.com

With a copy to: (which shall not constitute notice)	Nason, Yeager, Gerson, Harris & Fumero, P.A. 3001 PGA Boulevard, Suite 305 Palm Beach garden, FL 33410 Attention: Michael D. Harris, Esq. Email: mharris@nasonyeager.com

Trethowans LLP, The Pavilion, Botleigh Grange Business Park, Hedge End, Southampton SO30 2AF Attention: Mike Watson, // Jonathan Sherman Email: Mike.Watson@trethowans.com and Jonathan.Sherman@trethowans.com

If to any Seller,	Peter Christopher Lappin, Sellers’ Representative
then to Sellers’ then Representative:	Taylor’s Farm Wimborne Road, Lytchett Matravers, Poole, Dorset BH16 6HQ Email: Peter.Lappin@relec.co.uk

With a copy to: (which shall not constitute notice)	Clarke Willmott LLP Burlington House, Botleigh Grange Business Park, Hedge End, Southampton SO30 2AF Attention: Kelvin Balmont Email: kelvin.balmont@clarkewillmott.com or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted from the date of transmission.

The Parties acknowledge and agree that this Section 9.5 shall not apply to the service of process of any proceedings or other documents in any legal Action.

9.6
Further Assurances. At its own expense, each Party shall, and shall use all reasonable endeavors to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this Agreement and the contemplated Transactions.

9.7
Payment Currency. All payments due to the Sellers or the Escrow Agent under this Agreement and any Transaction Document shall be payable in British pounds sterling, except for reimbursement of the Sellers’ United States counsel fees, the Deposit and the Termination Fee, which are payable in United States dollars. Such payments shall be without deduction of exchange, collection, or other charges.

9.8
Appointment of the Sellers’ Representative.

(a)
Each of Stone and Smith hereby appoint and designate the Sellers’ Representative as their representative to act on behalf of each such Seller for certain purposes, as specified in this Section 9.9. Stone and Smith hereby grant to the Sellers’ Representative such powers and authority as are necessary to carry out the following functions as the representative of each such Seller: (i) to give and receive notices on behalf of each such Seller, (ii) to administer and resolve any claims arising under this Agreement, and (iii) to take such other actions on behalf of the Sellers as are contemplated by this Agreement and the other Transaction Documents or otherwise deemed necessary or advisable by the Sellers’ Representative in furtherance of the contemplated Transactions. For the avoidance of doubt, nothing in this Section 9.9 shall be deemed to expand or alter the joint and several nature of the indemnification obligations of the Sellers pursuant to Article VII hereof. The Purchaser and any Purchaser Indemnified Party (A) shall be entitled to rely on any action or decision of the Sellers’ Representative hereunder and (B) shall have no liability to any Seller for any actions taken pursuant to instructions within the authority of the Sellers’ Representative. The appointment of the Sellers’ Representative as the representative of the Sellers will be deemed coupled with an interest, and the Purchaser and any other Person may conclusively and absolutely rely, without inquiry, upon any actions of the Sellers’ Representative as the actions of the Sellers hereunder in all matters referred to in this Agreement or any other Transaction Document to which such Seller is a party. All that the Sellers’ Representative will do or cause to be done by virtue of his appointment as the representative of the Sellers pursuant to this Section 9.9 is hereby ratified and confirmed by each of the Sellers.

(b)
In performing the functions specified in this Agreement, the Sellers’ Representative shall not be liable to any Seller in the absence of gross negligence, willful misconduct or Fraud on the part of the Sellers’ Representative, provided, that no such limitation shall apply to any damages owed to the Purchaser or any of its Affiliates. Each Seller shall severally (based on such Seller’s respective percentage ownership of the Company as forth in Appendix A), and not jointly, indemnify and hold harmless the Sellers’ Representative from and against any loss, liability or expense incurred without gross negligence, willful misconduct or Fraud on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of his, her or its duties hereunder, including any out-of- pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Sellers’ Representative (the “Sellers’ Representative’s Expenses”). No Party other than the Sellers shall have any liability for the Sellers’ Representative’s Expenses.

9.9
Guaranty. For the avoidance of any doubt, the Parties acknowledge and agree that, notwithstanding anything to the contrary set forth in this Agreement, the Guarantor guarantees all the payment obligations of the Purchaser under this Agreement including the Earn-out Payments and the Post Closing Adjustment to the extent provided for in this Agreement. Notwithstanding such guaranty, the Guarantor shall have all of the rights the Purchaser has against the Sellers and be entitled to assert any defenses against the Sellers which the Purchaser has against them. If the Purchaser fails to discharge its guaranteed obligations when due, the guaranteed parties may at any time and from time to time and so long as the Purchaser has failed to discharge the guaranteed obligations, take any and all actions available hereunder or under applicable law to collect the Guarantor’s liabilities hereunder in respect of such guaranteed obligations. The Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing. This is a guarantee of payment and not of collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this guarantee, irrespective of whether any action is brought against the Purchaser or whether the Purchaser is joined in any such action or actions.

9.10
Miscellaneous Provisions.

(a)
Fees and Expenses. Subject to Article VII and Section 9.2(a), each Party will bear all fees and expenses (including financial advisors’, attorneys’, accountants’ and other professional fees and expenses) incurred by such Party in connection with, arising from or relating to the negotiation, execution, delivery and performance of the Transaction Documents and consummation of the contemplated Transactions except that the Purchaser shall pay the Sellers’ U.S legal fees up to a maximum amount of $10,000 in United States currency.
(b)
Time; Time of the Essence. References to times of day are, unless the context otherwise requires, to New York, NY (GMT + 5) and references to a day are to a period of 24 hours running from midnight on the previous day. Time is of the essence for the times, dates and periods set forth in this Agreement.
(c)
Waiver. Any Party may waive compliance by another with any of the provisions of this Agreement provided that (i) no waiver of any provision shall be construed as a waiver of any other provision, (ii) any waiver must be in writing and shall be strictly construed, and (iii) a waiver in any one instance shall not be deemed a waiver in any subsequent instance.
(d)
Third Party Beneficiates; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as may otherwise be set forth in this Agreement (including as contemplated by Section 5.4(e), Article VII, and Section 9.11(j)) the provisions of this Agreement (i) are for the sole benefit of the Parties, and (ii) shall not create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement and consequently no term of this Agreement (or any of the Exhibits thereto) is enforceable pursuant to the Contracts (Rights of Third Parties)

Act 1999 by any person who is not a party to it. No assignment of this Agreement or of any rights or obligations hereunder, and no declaration of trust in respect of any such rights or the benefit of this Agreement, may be made by any Party (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment or declaration of trust without the required consent shall be void; provided, that (i) no such consent shall be required for the Purchaser to assign part or all of its rights under this Agreement to one or more of its Affiliates, but no such assignment shall relieve the Purchaser of any of its obligations under this Agreement as a primary obligor and (ii) the Purchaser shall have the right, without consent, to assign this Agreement and any agreements or other documents relating hereto, as collateral security for the Purchaser’s obligations to its lenders, and such lenders shall have the right, without consent, to assign their rights in and to this Agreement and any such agreements, certificates or other documents, to any purchaser or assignee of such lender’s rights, whether by foreclosure or otherwise, but no such assignment shall relieve the Purchaser of any of its obligations under this Agreement as a primary obligor or foreclose any defenses or rights the Sellers may have. The Purchaser shall give the Sellers prior notice of any assignment.
(e)
References. The headings of Articles, Sections and Exhibits are provided for convenience only and will not affect the construction or interpretation of this Agreement. Unless otherwise provided, references to “Article(s)”, “Section(s)”, “Exhibit(s)” and “Schedules” refer to the corresponding article(s), section(s), exhibit(s) and schedule(s) of or to this Agreement. Unless otherwise provided, references to “Schedule(s)” refer to the corresponding Schedule(s) of the Disclosure Schedule. The Recitals, each Exhibit and the Disclosure Schedules are hereby incorporated into and made a part of this Agreement by reference. Reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. Reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.
(f)
Construction. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.
(g)
Counterparts. This agreement and each Transaction Document may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. Transmission of the executed signature page of a counterpart of this Agreement or any Transaction Document by (a) fax or (b) email (in PDF, JPEG or other electronic format) shall take effect as the transmission of an executed by handwritten signature counterpart of this Agreement and any Transaction Document. If either method of transmission is adopted, without prejudice to the validity of the Agreement thus made, each Party shall on request provide the others with the hard copy originals of their counterpart with handwritten signature. No counterpart shall be effective until each party has delivered to the others at least one executed counterpart.
(h)
No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any agreement or document delivered contemporaneously herewith, each Seller Party, by such Seller Party’s acceptance of the benefits of this Agreement, agrees and acknowledges that, in respect of the Purchaser’s obligations hereunder, no Person other than the Purchaser and the Guarantor solely as limited by Section 9.9 and Exhibit A (and its successors and assigns, collectively, the “Recourse Parties”) shall have any obligation hereunder and that no Seller Party has any rights of recovery hereunder against, or any recourse hereunder or under any agreement or document delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith against, (a) any former, current or future director, officer, shareholder, employee, representative or agent of the Purchaser (or any successor or assignee thereof) or (b) any former, current or future manager, member, partner, stockholder, director, trustee, officer, employee, representative or agent of any shareholder, officer or director of the Purchaser or any Affiliate of such shareholder, officer or director (each, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of the Purchaser against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable Action, or by virtue of any Law or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Party Affiliate, as such, for any obligations of the Purchaser under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against, the Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Each Party Affiliate is expressly intended as a third-party beneficiary of this Section 9.10(h).
(i)
Definition of Material. Unless otherwise provided in this Agreement, material means an amount involving at least £25,000 to the extent any damages can be quantifiable.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement effective as of the Execution Date and the Closing Date.

PURCHASER:

TABARD HOLDINGS INC.

By:	/s/ Jonathan Read
Name:	Jonathan Read
Title:	Chief Executive Officer

SELLERS:

By:
Name:	Peter Christopher Lappin, individually

By:
Name:	John Alfred Stone, individually

By:
Name:	Jonathan Mark Smith, individually

SELLERS’ REPRESENTATIVE:

By:
Name:	Peter Christopher Lappin
Title:	Sellers’ Representative

With respect to Article III and Section 9 only:

GUARANTOR:

Gresham Worldwide, Inc.

By:	/s/ Jonathan Read
Name:	Jonathan Read
Title:	Chief Executive Officer

JOINDER

THE UNDERSIGNED, Gresham Worldwide, lnc., a Delaware corporation, being the sole shareholder of Purchaser, hereby joins in the execution and delivery of this Agreement, effective as of the Execution Date and the Closing Date, other than as set forth immediately above, solely for the purpose of acknowledging its understanding and agreement that it shall be jointly liable with Purchaser (as a surety and not as a primary obligor), with respect to each payment and indemnification obligation of Purchaser set forth in this Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement effective as of the Execution Date and the Closing Date.

PURCHASER:

TABARD HOLDINGS INC.

By:
Name:	Jonathan Read
Title:	Chief Executive Officer

SELLERS:

By:	/s/ Peter Christopher Lappin
Name:	Peter Christopher Lappin, individually

By:
Name:	John Alfred Stone, individually

By:	/s/ Jonathan Mark Smith
Name:	Jonathan Mark Smith, individually

SELLERS’ REPRESENTATIVE:

By:	/s/ Peter Christopher Lappin
Name:	Peter Christopher Lappin
Title:	Sellers’ Representative

With respect to Article III and Section 9 only:

GUARANTOR:

Gresham Worldwide, Inc.

By:
Name:	Jonathan Read
Title:	Chief Executive Officer

JOINDER

THE UNDERSIGNED, Gresham Worldwide, Inc., a Delaware corporation, being the sole shareholder of Purchaser, hereby joins in the execution and delivery of this Agreement, effective as of the Execution Date and the Closing Date, other than as set forth immediately above, solely for the purpose of acknowledging its understanding and agreement that it shall be jointly liable with Purchaser (as a surety and not as a primary obligor), with respect to each payment and indemnification obligation of Purchaser set forth in this Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement effective as of the Execution Date and the Closing Date.

PURCHASER:

TABARD HOLDINGS INC.

By:
Name:	Jonathan Read
Title:	Chief Executive Officer

SELLERS:

By:
Name:	Peter Christopher Lappin, individually

By:	/s/ John Alfred Stone
Name:	John Alfred Stone, individually

By:
Name:	Jonathan Mark Smith, individually

SELLERS’ REPRESENTATIVE:

By:
Name:	Peter Christopher Lappin
Title:	Sellers’ Representative

With respect to Article III and Section 9 only:

GUARANTOR:

Gresham Worldwide, Inc.

By:
Name:	Jonathan Read
Title:	Chief Executive Officer

JOINDER

THE UNDERSIGNED, Gresham Worldwide, Inc., a Delaware corporation, being the sole shareholder of Purchaser, hereby joins in the execution and delivery of this Agreement, effective as of the Execution Date and the Closing Date, other than as set forth immediately above, solely for the purpose of acknowledging its understanding and agreement that it shall be jointly liable with Purchaser (as a surety and not as a primary obligor), with respect to each payment and indemnification obligation of Purchaser set forth in this Agreement.

APPENDIX B

REAL PROPERTY

1.
All that leasehold property known as Justin Business Park, Sandford Lane, Wareham and registered at the Land Registry under Title Number: DT228920; and
2.
All that leasehold property known as Building 100, Units 1, 2 and 3 Justin Business Park, Sandford Lane, Wareham, BH20 4DY, pursuant to a sub-underlease dated 22 July 2020 and made between TP Trustees Limited, Peter Christopher Lappin John Alfred Stone (1) and the Company (2) (a copy of which is annexed at Exhibit E)

Appendix B